Exhibit 99.2

Offer to Exchange

By Harbinger Group Inc. (“HGI,” the “Company,” “we,” “us” and “our”)

up to $350,000,000 aggregate principal amount of

7.750% Senior Notes due 2022 (the “Additional Senior Notes”) (CUSIP 41146AAH9)

for up to an aggregate principal amount described herein of its outstanding

7.875% Senior Secured Notes due 2019 (the “Senior Secured Notes”) (CUSIP 41146AAE6)

The Offer (as defined below) includes an early tender period which will expire at 5:00 pm, New York City time, on Wednesday, May 28, 2014, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Early Tender Time”). The Offer will expire at 11:59 pm, New York City time, on Wednesday, June 11, 2014, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”). Tendered Senior Secured Notes may be withdrawn in accordance with the terms of the Offer prior to 5:00 pm, New York City time, on Wednesday, May 28, 2014, but not thereafter, other than as required by applicable law, unless such time is extended or earlier terminated by us in our sole discretion (such time, as the same may be extended or earlier terminated, the “Withdrawal Deadline”). Holders (as defined below) must validly tender their Senior Secured Notes at or prior to the Early Tender Time in order to receive the Total Consideration (as defined herein) for such Senior Secured Notes, which includes the Early Tender Payment (as defined below). Holders who tender their Senior Secured Notes after the Early Tender Time but by the Expiration Time will only be eligible to receive, if the Offer is not fully subscribed as of the Early Tender Time, the Offer Consideration (as defined below). If the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange. The Offer is being made upon the terms and subject to the conditions set forth in the Offer Documents (as defined below) and subject to the Tender Cap (as defined below) and any required proration.

HGI hereby offers (the “Offer”), upon the terms and subject to the conditions set forth in this offering memorandum (as it may be supplemented and amended from time to time, this “Offering Memorandum”) and related letter of transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal” and, together with this Offering Memorandum, the “Offer Documents”), to exchange up to $350,000,000 aggregate principal amount (the “Tender Cap”) of its Additional Senior Notes for a portion of its outstanding Senior Secured Notes. As of the date of this Offering Memorandum, the aggregate outstanding principal amount of the Senior Secured Notes is $925.0 million. Upon our acceptance of the Senior Secured Notes validly tendered (and not validly withdrawn) as of the Early Tender Time pursuant to the Offer, subject to the Tender Cap and any required proration, the Senior Secured Indenture Amendments (as defined herein) to the indenture governing the Senior Secured Notes (the “Senior Secured Indenture”) will become operative. For more information on the Senior Secured Indenture Amendments, see “Summary—Recent Developments—Supplemental Indenture.”

Subject to the terms and conditions set forth in the Offer Documents and subject to the Tender Cap and any required proration, we hereby offer to issue to each registered holder of the Senior Secured Notes (each, a “Holder”) who validly tenders Senior Secured Notes at or prior to the Early Tender Time, who does not validly revoke such tender prior to the Withdrawal Deadline and whose Senior Secured Notes are accepted for exchange by us in the Offer, the Total Consideration for each $1,000 principal amount of Senior Secured Notes. Holders who do not validly tender their Senior Secured Notes by the Early Tender Time will not receive the Total Consideration and will only be eligible to receive, if the Offer is not fully subscribed as of the Early Tender Time, the Offer Consideration. If the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange. The Total Consideration provides Holders who validly tender by the Early Tender Time $1,092.50 principal amount of Additional Senior Notes (which includes the “Early Tender Payment” of $50 principal amount of Additional Senior Notes) per $1,000 principal amount of Senior Secured Notes, and the Offer Consideration provides Holders who validly tender after the Early Tender Time but by the Expiration Time $1,042.50 principal amount of Additional Senior Notes per $1,000 principal amount of Senior Secured Notes, in each case adjusted for accrued and unpaid interest on the Senior Secured Notes tendered and prefunded accrued interest on the Additional Senior Notes issued, to but not including the applicable settlement date. For more information on how the Total Consideration and the Offer Consideration will be calculated, see “The Offer—Consideration.”

The Additional Senior Notes will be issued as additional notes under the indenture governing our 7.750% Senior Notes due 2022 that were issued on January 21, 2014 (the “Existing Senior Notes” and, together with the Additional Senior Notes, the “Senior Notes”), pursuant to which we issued $200,000,000 aggregate principal amount of the Senior Notes. The Additional Senior Notes offered hereby will vote together with the Existing Senior Notes as a single class under the indenture governing the Senior Notes (the “Senior Indenture”) and will have the same terms as those of the Existing Senior Notes.

We will pay interest on the Senior Notes on January 15 and July 15 of each year, commencing on July 15, 2014 with respect to the Additional Senior Notes. Interest on the Additional Senior Notes will accrue from and including January 21, 2014, the issue date of the Existing Senior Notes. The Senior Notes will mature on January 15, 2022. We have the option to redeem all or a portion of the Senior Notes at any time before January 15, 2017 at a redemption price equal to 100% plus a make-whole premium, or on or after January 15, 2017 at the redemption prices set forth herein. In addition, before January 15, 2017, we may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net proceeds of certain equity offerings at the redemption price set forth herein.

Upon the occurrence of certain change of control events, holders of the Senior Notes may require us to repurchase some or all of their Senior Notes at a repurchase price equal to 101% of their principal amount plus accrued and unpaid interest. For a more detailed description of the Senior Notes, see the section entitled “Description of Notes” of the Senior Notes Prospectus (as defined below), which is incorporated by reference herein.

We do not intend to apply for listing of the Senior Notes on any securities exchange or for inclusion of the Senior Notes in any automated quotation system.

Before participating in the Offer, you should carefully read and consider the risk factors described under “Risk Factors” commencing on page 16 of this Offering Memorandum and in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Offering Memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

The Additional Senior Notes will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act and the exemption from state securities law requirements provided by Section 18(b)(4)(C) of the Securities Act. We have made no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation or recommendation of tenders hereunder. Any such solicitation or recommendation of tenders by persons other than HGI must not be relied upon by you as having been authorized by HGI.

May 14, 2014

TABLE OF CONTENTS

Where You Can Find More Information	iv
Special Note Regarding Forward-Looking Statements	v
Summary	1
Risk Factors	16
Use of Proceeds	24
Capitalization	25
The Offer	28
Certain U.S. Federal Income Tax Considerations	42

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov.

We “incorporate by reference” information into this Offering Memorandum, which means that we may disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important business and financial information to you by referring you to those documents.

•	Our (i) Annual Report on Form 10-K for the year ended September 30, 2013, filed with the SEC on November 27, 2013 (as amended, the “2013 Annual Report”); and (ii) Amendment Number 1 to the 2013 Annual Report on Form 10-K/A, filed with the SEC on December 6, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarter ended December 31, 2013, filed on February 7, 2014, and for the quarter ended March 31, 2014 filed on May 12, 2014;

•	Our Current Reports on Form 8-K filed on December 20, 2013, December 23, 2013, December 26, 2013, January 15, 2014, January 21, 2014, February 14, 2014, February 27, 2014 and March 19, 2014 (other than the information furnished therein under Item 7.01 and Item 9.01);

•	Our Current Reports on Form 8-K/A filed on March 4, 2014 (other than Exhibit 99.2) and May 3, 2013 (other than Exhibit 99.2);

•	the sections describing the Senior Secured Notes entitled “Description of Notes,” and “Risk Factors—Risks Related to the Notes,” contained in the prospectus

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dated December 31, 2013, filed with the SEC in accordance with Rule 424(b) of the Securities Act on January 3, 2014;

•	the sections describing the Additional Senior Notes entitled “Description of Notes,” “Risk Factors—Risks Related to the Notes” and “Book-Entry, Delivery and Form of Securities,” contained in the prospectus dated March 14, 2014, filed with the SEC in accordance with Rule 424(b) of the Securities Act on March 14, 2014 (the “Senior Notes Prospectus”); and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC) after the date of this Offering Memorandum and before the termination of the Offer;

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Thomas A. Williams, Executive Vice President and Chief Financial Officer, Harbinger Group Inc., 450 Park Avenue, 30th Floor, New York, NY 10022, Telephone No. (212) 906-8555.

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this Offering Memorandum.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Offer Documents contain, and documents incorporated by reference and certain oral statements made by our representatives from time to time may contain, forward-looking statements that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI’s management and the management of HGI’s subsidiaries, including target businesses. Generally, forward-looking statements include information concerning possible or assumed future actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI’s subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI’s and its subsidiaries’ ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation and other regulatory matters, potential and contingent liabilities, management’s plans, changes in regulations and taxes and other factors described in the Offer Documents or incorporated by reference therein.

v

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of performance. You should understand that many important factors, in addition to those discussed in the section entitled “Risk Factors” in this Offering Memorandum, under Part I: Item 1A. “Risk Factors” in our 2013 Annual Report, which is incorporated by reference herein, and in the other documents incorporated by reference herein, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements.

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SUMMARY

The following summary highlights basic information about us and the Offer and the Additional Senior Notes. It may not contain all of the information that is important to you. For a more comprehensive understanding of our business, the Offer, the Senior Secured Notes and the Additional Senior Notes, you should read this entire Offering Memorandum and the documents incorporated by reference herein, including the sections entitled “Risk Factors” included or incorporated by reference herein and the historical and pro forma financial statements and the accompanying notes to those statements of HGI, Spectrum Brands, FGL, HGI Funding, the HHI Business and the EXCO/HGI JV (each as defined below). Certain statements in this summary are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Our Company

We are a diversified holding company focused on acquiring businesses with attractive assets that we consider to be undervalued or fairly valued and growing our acquired businesses. Our principal holdings include the following: (i) Spectrum Brands Holdings, Inc. (together with its consolidated subsidiaries, “Spectrum Brands”), our subsidiary that provides global branded consumer products; (ii) Fidelity & Guaranty Life (together with its consolidated subsidiaries, “FGL”), our subsidiary that provides life insurance and annuity products; (iii) Front Street Re (Cayman) Ltd. and Front Street Re Ltd., our subsidiaries engaged in the business of providing long-term reinsurance, including reinsurance to the specialty insurance sector of fixed, deferred and payout annuities; (iv) Salus Capital Partners, LLC (together with its consolidated subsidiaries, “Salus”), our subsidiary engaged primarily in the business of providing secured asset-based loans across a variety of industries; and (v) HGI Energy (“HGI Energy”), our subsidiary that holds our interests in the oil and gas joint venture owned by it and EXCO Resources, Inc., a joint venture engaged in owning and operating producing conventional oil and gas assets (“EXCO/HGI JV”). We hold certain of our assets, manage a portion of our available cash and acquire interests in possible acquisition targets through our wholly-owned subsidiary, HGI Funding, LLC (together with its consolidated subsidiaries, “HGI Funding”).

We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we reincorporated in Delaware under the name Harbinger Group Inc. Our common stock trades on the New York Stock Exchange under the symbol “HRG.”

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this Offering Memorandum. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Recent Developments

Supplemental Indenture

On May 14, 2014, HGI announced that it had received commitments from beneficial holders of its Senior Secured Notes to consent to certain amendments (the “Senior Secured Indenture Amendments”) to the Senior Secured Indenture that, among other things, would give HGI greater flexibility to repurchase or redeem its outstanding common stock. The Senior Secured Indenture Amendments will be included in a supplemental indenture by and between HGI and Wells Fargo Bank, National Association, as trustee (the “Supplemental Indenture”), substantially in the form attached hereto as Annex A, which will become effective upon execution. The Supplemental Indenture will provide that the Senior Secured Indenture Amendments will become operative upon HGI’s acceptance of the Senior Secured Notes validly tendered (and not validly withdrawn) as of the Early Tender Time pursuant to the Offer, subject to the Tender Cap and any required proration. HGI will not pay a consent fee to the consenting holders of the Senior Secured Notes for providing such consents and such consenting holders will have the right to participate pro rata in the Offer with other holders of Senior Secured Notes.

If the Senior Secured Indenture Amendments become operative, HGI will have the required authority to purchase up to $100 million of HGI’s Common Stock pursuant to a new share repurchase program authorized by HGI’s board of directors. The repurchase program authorizes purchases to be made from time to time in one or more open market or private transactions. The manner of purchase, the number of shares to be purchased and the timing of purchases will be based on the price of the HGI’s common stock, general business and market conditions and applicable legal requirements, and is subject to the discretion of HGI’s management. The program does not require HGI to purchase any specific number of shares or any shares at all, and may be suspended, discontinued or re-instituted at any time without prior notice. HGI may fund any such repurchase with cash on hand or other borrowings.

Conversion of Preferred Stock

On May 9, 2014, HGI announced that it was exercising its option to convert (the “Preferred Stock Conversion”) its issued and outstanding shares of Series A Participating Convertible Preferred Stock (“Series A Preferred Shares”) and Series A-2 Participating Convertible Preferred Stock (“Series A-2 Preferred Shares” and, together with the Series A Preferred Shares, the “Preferred Shares”) into common stock of the Company, par value $0.01 (“Common Stock”). The Preferred Stock Conversion will be effective May 15, 2014 (the “Conversion Date”).

On the Conversion Date, holders of the Series A Preferred Shares will receive approximately 160.95 shares of Common Stock per Series A Preferred Share converted and holders of Series A-2 Preferred Shares will receive approximately 148.11 shares of Common Stock per Series A-2 Preferred Share converted. The holders will also receive cash in lieu of fractional shares and for any and all accrued but unpaid dividends.

Following the Conversion Date, all rights of the Preferred Shareholders, including rights to dividends, will terminate except that, in accordance with and for so long as required by the certificate of designation governing the Series A Preferred Shares, a Preferred Share held by CF Turul LLC (“CF Turul”), an affiliate of Fortress Investment Group LLC, will not be converted in order to preserve CF Turul’s continuing rights under the certificate of designation governing the Series A Preferred Shares. The Preferred Share held by CF Turul following the Conversion Date will not be entitled to receive dividends and distributions. It is HGI’s understanding that prior to the Conversion Date, CF Turul obtained required insurance regulatory approvals and as a result the limitation on voting previously applicable to CF Turul is no longer applicable.

Corporate Structure

The following diagram represents our current corporate structure, and depicts only our material subsidiaries:

Summary of the Terms of the Offer

The following summary is provided solely for the convenience of Holders. This summary highlights selected information contained in the Offer Documents and may not contain all of the information that is important to you. For a complete understanding of the Offer, you should read this entire Offering Memorandum and the Letter of Transmittal.

The Company	Harbinger Group Inc., a Delaware corporation.

The Offer	The Company is offering to exchange up to $350.0 million aggregate principal amount of its Additional Senior Notes for its outstanding Senior Secured Notes validly tendered in the Offer (including, if the Offer is earlier terminated or extended or amended, the terms and conditions of such earlier termination or extension or amendment).

Holders who validly tender and do not validly withdraw their Senior Secured Notes by the Early Tender Time will receive the Total Consideration on the Early Settlement Date (as defined below). Holders who validly tender their Senior Secured Notes after the Early Tender Time but by the Expiration Time will receive, if the Offer is not fully subscribed as of the Early Tender Time, only the Offer Consideration on the Final Settlement Date (as defined below). If the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange.

See “The Offer.”

Total Consideration	The Total Consideration for each $1,000 principal amount of Senior Secured Notes provides Holders who validly tender Senior Secured Notes $1,092.50 principal amount of Additional Senior Notes (which includes the Early Tender Payment of $50 principal amount of Additional Senior Notes), adjusted for accrued and unpaid interest on the Senior Secured Notes tendered and prefunded accrued interest on the Additional Senior Notes issued, in each case to but not including the Early Settlement Date. For more information on how the Total Consideration will be calculated, see “The Offer—Consideration.”

The Total Consideration will be paid in respect of Senior Secured Notes validly tendered and not validly withdrawn by the Early Tender Time that are accepted for exchange. See “—Tender Cap” and “—Proration.”

Offer Consideration	The Offer Consideration for each $1,000 principal amount of Senior Secured Notes provides Holders who validly tender Senior Secured Notes $1,042.50 principal amount of Additional Senior Notes, adjusted for accrued and unpaid interest on the Senior Secured Notes tendered and prefunded accrued interest on the Additional Senior Notes issued, in each case to but not including the Final Settlement Date. For more information on how the Offer Consideration will be calculated, see “The Offer—Consideration.”

The Offer Consideration will be paid in respect of Senior Secured Notes validly tendered and not validly withdrawn after the Early Tender Time but by the Expiration Time that are accepted for exchange. If the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange. See “—Tender Cap” and “—Proration.”

Accrued Interest	The Company will not be required to pay participating Holders accrued and unpaid interest on the Senior Secured Notes exchanged for Additional Senior Notes in cash, and participating Holders will not be required to pay the Company prefunded accrued interest on the Additional Senior Notes issued in exchange for Senior Secured Notes in cash. However, each of the Total Consideration and the Offer Consideration includes an adjustment to the principal amount of Additional Senior Notes issued per $1,000 principal amount of Senior Secured Notes to give participating Holders the benefit of such accrued and unpaid interest and to give the Company the benefit of such prefunded accrued interest.

Conditions to the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for exchange, and to issue the Additional Senior Notes for, Senior Secured Notes validly tendered and not validly withdrawn, subject to the Tender Cap, is conditioned upon satisfaction of the General Conditions discussed in detail under “The Offer—Conditions of the Offer.” The Offer is not conditioned upon any minimum amount of Senior Secured Notes being tendered.

Early Tender Time	The Early Tender Time is 5:00 pm, Eastern Time, on May 28, 2014, unless earlier terminated by the Company, or, if the Early Tender Time is extended, the latest time and date to which the Early Tender Time is so extended. If the Company extends the Early Tender Time, it will issue a press release announcing the new Early Tender Time.

Expiration Time	The Expiration Time of the Offer is 11:59 pm, Eastern Time, on June 11, 2014, unless earlier terminated by the Company, or, if the Offer is extended, the latest time and date to which the Offer is so extended. If the Company extends the Offer, it will issue a press release on the next business day no later than 9:00 am following the previously scheduled Expiration Time announcing the new Expiration Time.

Tender Cap	If Senior Secured Notes are accepted in the Offer, we will exchange up to an aggregate principal amount of the outstanding Senior Secured Notes that would result in us issuing not more than $350,000,000 Additional Senior Notes.

The Company reserves the right, but is under no obligation, to increase the Tender Cap. If the Company increases the Tender Cap, the Company does not expect to extend the Withdrawal Deadline, subject to applicable law. The amount of Senior Secured Notes accepted for exchange will be prorated based on the aggregate principal amount validly tendered and not withdrawn as of the Early Tender Time or the Expiration Time, as applicable. See “—Proration.”

Proration	With respect to the Senior Secured Notes, if the acceptance of all validly tendered Senior Secured Notes would cause us to issue a principal amount of Additional Senior Notes greater than the Tender Cap, then the Offer will be oversubscribed and, if we accept any Senior Secured Notes, we will accept for exchange tendered Senior Secured Notes only on a prorated basis, with the aggregate principal amount of each Holder’s validly tendered Senior Secured Notes accepted for exchange determined by multiplying each Holder’s tender by the applicable proration factor, and rounding the product down to the nearest $1,000 to avoid acceptance of Senior Secured Notes in principal amounts other than integral multiples of $1,000. Senior Secured Notes not accepted due to proration will be promptly returned or credited to the Holder’s account.

So long as the other terms and conditions described herein are satisfied and subject to the Tender Cap, we intend to accept for exchange all Senior Secured Notes validly tendered at or prior to the Early Tender Time, and will only prorate such Senior Secured Notes if the aggregate principal amount of Additional Senior Notes issuable upon exchange of Senior Secured Notes validly tendered and not withdrawn exceeds the Tender Cap. If the Offer is not fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes in the Offer after the Early Tender Time may be subject to proration, whereas Holders who validly tender Senior Secured Notes at or prior to the Early Tender Time will not be subject to proration. Furthermore, if the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange.

The Company will not accept any tender that would result in the issuance of less than $2,000 principal amount of Additional Senior Notes to a participating holder. The aggregate principal amount of Additional Senior Notes issued to each participating holder for all Senior Secured Notes properly tendered (and not withdrawn) and accepted by the Company will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of Additional Senior Notes you will receive, and no additional cash will be paid in lieu of any principal amount of Additional Senior Notes not received as a result of rounding down.

Early Settlement Date	The Early Settlement Date in respect of the Senior Secured Notes that are validly tendered at or prior to the Early Tender Time and not validly withdrawn prior to the Withdrawal Deadline and accepted for exchange (subject to the Tender Cap and after any required proration) will be promptly after the Early Tender Time, but prior to the Expiration Time, and is expected to be on or about May 30, 2014, two business days following the Early Tender Time, unless the Early Tender Time is extended by the Company in its sole discretion.

Final Settlement Date	The Final Settlement Date in respect of Senior Secured Notes that are validly tendered after the Early Tender Time but at or prior to the Expiration Time and accepted for exchange will be promptly (subject to the Tender Cap and after any required proration) after the Expiration Time and is expected to be on or about June 13, 2014, two business days following the Expiration Time, unless the Expiration Time is extended by the Company in its sole discretion.

How to Tender Notes	To validly tender Senior Secured Notes pursuant to the Offer, Holders must deliver the tendered Senior Secured Notes, the Letter of Transmittal and the related documents to the Information and Exchange Agent (as defined below) (or comply with the ATOP procedures (as defined below)) by the Early Tender Time to receive the Total Consideration, or after the Early Tender Time but by the Expiration Time to receive the Offer Consideration. If the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange. See “—Proration.”

• A Holder whose Senior Secured Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such custodial entity promptly and instruct such custodial entity to tender the Senior Secured Notes on such Holder’s behalf.

• Holders who are DTC participants must tender their beneficial interest in the Senior Secured Notes through ATOP.

The Company is not offering a guaranteed delivery procedure in connection with the Offer; consequently, if a Holder is unable to complete the above procedures for tendering Senior Secured Notes by the Expiration Time, such Holder will not be able to tender Senior Secured Notes in the Offer.

See “The Offer—Procedures for Tendering Notes.”

Untendered Notes

Senior Secured Notes that are not validly tendered will remain outstanding and may represent a materially smaller aggregate principal amount of Senior Secured Notes than were outstanding before the Offer, which may adversely affect the market price for, and liquidity and credit ratings of, such outstanding Senior Secured Notes.

In addition, upon our acceptance of the Senior Secured Notes validly tendered (and not validly withdrawn) as of the Early Tender Time pursuant to the Offer, subject to the

Tender Cap and any required proration, the Senior Secured Indenture Amendments to the Senior Secured Indenture will become operative. If the Senior Secured Indenture Amendments become operative, HGI, among other things, will have greater flexibility to repurchase or redeem its outstanding common stock. For more information on the Senior Secured Indenture Amendments, see “—Recent Developments—Supplemental Indenture.”

See “Risk Factors” for a discussion of some of the risks associated with the Offer.

Withdrawal and
Revocation Rights	The Withdrawal Deadline is 5:00 pm, Eastern Time, on May 28, 2014 (unless extended or earlier terminated by the Company). Senior Secured Notes tendered may be validly withdrawn at any time by the Withdrawal Deadline by following the procedures described herein, but not thereafter, unless the Company amends the Offer to permit such withdrawal or revocation or the Company is required by law to permit such withdrawal or revocation. If the Company extends the Withdrawal Deadline, it will issue a press release announcing the new Withdrawal Deadline. See “The Offer—Withdrawal of Tenders.” While initially the Early Tender Time is also the deadline for Holders to withdraw previously tendered Senior Secured Notes, the Company reserves the right to extend the Early Tender Time without extending the right to withdraw previously tendered Senior Secured Notes. See “The Offer—Withdrawal of Tenders” herein.
Extension, Amendment
and Termination	The Company may, in its discretion and subject to applicable law, extend, amend or terminate the Offer at any time as described herein. See “The Offer—Extension, Termination or Amendment.”
Material U.S. Federal
Income Tax Consequences	For a discussion of material U.S. federal income tax considerations and consequences with respect to the Offer see “Certain U.S. Federal Income Tax Considerations.”

Trustee	Wells Fargo Bank, National Association.

Information and Exchange Agent	D.F. King & Co., Inc.

Financial Advisor	Credit Suisse Securities (USA) LLC (“Credit Suisse”).

No Recommendation	None of the Company, the Financial Advisor, the Information and Exchange Agent, if any, the Trustee or any of their respective affiliates, directors, officers or employees is making any recommendation as to whether Holders should tender their Senior Secured Notes in the Offer.
Additional Copies;
Further Information	Additional copies of the Offer Documents may be obtained by contacting the Information and Exchange Agent at its address and telephone numbers set forth on the back cover page of this Offering Memorandum. Questions about the terms of the Offer should be directed to the Information and Exchange Agent at its address and telephone numbers set forth on the back cover page of this Offering Memorandum.

Summary of the Terms of the Additional Senior Notes

The following is a summary of the terms of the Additional Senior Notes. For a more complete description of these Additional Senior Notes as well as the definitions of certain capitalized terms used below, see the section entitled “Description of Notes” of the Senior Notes Prospectus, which is incorporated by reference herein.

Issuer	Harbinger Group Inc.

Securities Offered	Up to $350,000,000 aggregate principal amount of 7.750% Senior Notes due 2022. The Additional Senior Notes offered by us are being issued as additional 7.750% Senior Notes due 2022 under the Senior Indenture, dated as of January 21, 2014, between the Company and Wells Fargo National Association, as trustee. Before the Exchange Offer, there are $200.0 million of 7.750% Senior Secured Notes outstanding under the Senior Indenture. The Additional Senior Notes we are offering constitute “additional notes” under the indenture and will vote together with the Existing Senior Notes as a single class under the Senior Indenture.

Maturity	January 15, 2022.

Interest	Interest will be payable in cash on January 15 and July 15 of each year. The first interest payment date for the Additional Senior Notes offered hereby will be July 15, 2014. Interest on the Additional Senior Notes will accrue from and including January 21, 2014, the issue date of the Existing Senior Notes.

Optional Redemption	On or after July 15, 2017, we may redeem some or all of the Senior Notes at any time at the redemption prices set forth in the section entitled “Description of Notes” of the Senior Notes Prospectus, which is incorporated by reference herein. In addition, prior to July 15, 2017, we may redeem the Senior Notes at a redemption price equal to 100% of the principal amount of the Senior Notes plus a “make-whole” premium.

Before July 15, 2017, we may redeem up to 35% of the Senior Notes, including further additional notes, with the proceeds of equity sales at a price of 107.750% of principal plus accrued and unpaid interest, provided that at least 65% of the original aggregate principal amount of the Senior Notes issued under the Senior Indenture remains outstanding after the redemption, as further described in the section entitled “Description of Notes” of the Senior Notes Prospectus, which is incorporated by reference herein.

Change of Control	Upon a change of control (as defined in the Senior Indenture and as described in the section entitled “Description of Notes” of the Senior Notes Prospectus, which is incorporated by reference herein), we are required to make an offer to purchase the Senior Notes. The purchase price will equal 101% of the principal amount of the Senior Notes on the date of purchase plus accrued and unpaid interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the notes). See “Risk Factors—We may be unable to repurchase the Senior Notes upon a change of control” included in the Senior Notes Prospectus, which is incorporated by reference herein.

Guarantors	Any subsidiary that guarantees our debt will guarantee the Senior Notes. You should not expect that any subsidiaries will guarantee the Senior Notes.

Ranking	The Senior Notes are our unsecured unsubordinated obligations and:

	•	rank equally in right of payment to all of our existing and future unsubordinated debt;

	•	are effectively subordinated to all our secured debt to the extent of the value of the collateral securing that debt;

	•	are effectively subordinated to all liabilities of our subsidiaries; and

	•	rank senior in right of payment to all of our and our guarantors’ future debt that expressly provides for its subordination to the Senior Notes and the note guarantees.

As of March 31, 2014, HGI had no debt other than the Senior Secured Notes and the Senior Notes. All of the Senior Secured Notes will be effectively senior to the Additional Senior Notes to the extent of the value of the collateral securing such indebtedness. As of March 31, 2014, the total liabilities of Spectrum Brands were approximately $4.7 billion, including trade payables. As of March 31, 2014, the total liabilities of FGL were approximately $21.9 billion, including approximately $16.0 billion in annuity contractholder funds, approximately $3.5 billion in future policy benefits and approximately $300.0 million of indebtedness under Fidelity & Guaranty Life Holdings, Inc.’s 6.375% Senior Notes due 2021 (the “FGH Notes”). As of March 31, 2014, the total liabilities of HGI Asset Management Holdings, LLC were approximately $0.3 million and were approximately $619.1 million when consolidated with Salus and Five Island Asset Management, LLC (“Five Island”). As of March 31, 2014, the total liabilities of HGI Energy were approximately $412.0 million. As a result of HGI’s holding company structure, claims of creditors of HGI’s subsidiaries will generally have priority as to the assets of HGI’s subsidiaries over claims of HGI and over claims of the holders of HGI’s indebtedness, including the exchange notes.

As of March 31, 2014, our total liabilities on an unconsolidated and consolidated basis would have been $1.6 billion and $27.6 billion, respectively.

Certain Covenants	The Senior Indenture contains covenants, subject to specified exceptions, limiting our ability and, in certain cases, our subsidiaries’ ability to:

	•	incur additional indebtedness;

	•	create liens or engage in sale and leaseback transactions;

	•	pay dividends or make distributions in respect of capital stock;

	•	make certain restricted payments;

	•	sell assets;

	•	engage in transactions with affiliates, except on an arms’-length basis; or

	•	consolidate or merge with, or sell substantially all of our assets to, another person.

We are also required to maintain compliance with a minimum liquidity covenant.

You should read the section entitled “Description of Notes—Certain Covenants” of the Senior Notes Prospectus, which is incorporated by reference herein, for a description of these covenants.

Transfer Restrictions	The Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The Additional Senior Notes to be issued in the Offer have not been and will not be registered with the SEC. However, the Additional Senior Notes that you receive in the Offer are expected to be freely tradable as that term is defined in the Securities Act, to the same extent as the Senior Secured Notes exchanged therefor.

Limited Trading Market	Neither the Additional Senior Notes nor the Existing Senior Notes are listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the Senior Notes will develop. If an active or liquid trading market for the Senior Notes does not develop, the market price and liquidity of the Senior Notes may be adversely affected.

Form and Denominations	The Additional Senior Notes will be book-entry only and registered in the name of a nominee of DTC. The Additional Senior Notes will be issued in minimum denominations of $2,000 and higher integral multiples of $1,000. The aggregate principal amount of Additional Senior Notes issued to each participating holder for all Senior Secured Notes properly tendered (and not withdrawn) and accepted by the Company will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of Additional Senior Notes you will receive, and no additional cash will be paid in lieu of any principal amount of Additional Senior Notes not received as a result of rounding down.

Use of Proceeds	We will not receive any proceeds from the Offer or issuance of the Additional Senior Notes.

Risk Factors	Investing in the Senior Notes involves substantial risks and uncertainties. See the sections entitled “Risk Factors” in this Offering Memorandum and in the Senior Notes Prospectus, which is incorporated by reference herein, and other information included in or incorporated by reference in this Offering Memorandum for a discussion of factors you should carefully consider before deciding to invest in the Senior Notes.

RISK FACTORS

Before investing in the Senior Notes, you should carefully consider the risk factors discussed below and the risk factors incorporated by reference into this Offering Memorandum. See “Where You Can Find More Information.” Any of these risk factors could materially and adversely affect our or our subsidiaries’ business, financial condition and results of operations. These risk factors are not the only risks that we or our subsidiaries may face. Additional risks and uncertainties not presently known to us or our subsidiaries or that are not currently believed to be material also may adversely affect us or our subsidiaries. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risks Related to Participating in the Offer

There are conditions to the consummation of the Offer.

The consummation of the Offer is subject to the satisfaction or waiver of certain conditions. See “The Offer—Conditions of the Offer.” There can be no assurance that the Offer will be consummated or that any failure to consummate the Offer will not have a negative effect on the market price and liquidity of the Senior Notes.

The Company may subsequently redeem or purchase Senior Secured Notes, including at higher prices than are being offered in the Offer.

Whether or not the Offer is completed, the Company and its affiliates may from time to time acquire Senior Secured Notes, other than pursuant to the Offer, and Senior Notes through redemptions, open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, subject to the terms of the Senior Secured Indenture and the Senior Indenture, as applicable, and applicable law, upon such terms and at such prices as the Company or its affiliates may determine, which may be more or less than the consideration to be received by participating Holders in the Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates may choose to pursue in the future.

Nothing contained in the Offer will prevent the Company from exercising its rights under the Senior Secured Indenture or the Senior Indenture to redeem the Senior Secured Notes or Senior Notes, as applicable, or to defease or satisfy and discharge its obligations under the Senior Secured Indenture or the Senior Indenture.

The Company cannot assure you as to which, if any, of these alternatives, or combinations thereof, the Company or its affiliates will pursue.

There may be a more limited trading market for the Senior Secured Notes following the consummation of the Offer.

To the extent that the Senior Secured Notes are traded, prices of the Senior Secured Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. To the extent such information is available, Holders are urged to obtain current market quotations for the Senior Secured Notes before making any decision with respect to the Offer.

To the extent that Senior Secured Notes are tendered and accepted in the Offer, such Senior Secured Notes will cease to be outstanding and will be promptly cancelled. As a result, any existing trading market for the remaining Senior Secured Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading, which the financial services industry refers to as a smaller “float,” may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Senior Secured Notes not exchanged in the Offer may be adversely affected if the amount of Senior Secured Notes exchanged in the Offer reduces the float of the Notes. The reduced float may also tend to make the trading price more volatile. Moreover, there can be no assurance that any trading market will exist for the Senior Secured Notes or the Senior Notes following the Offer. The extent of the public market for the Senior Secured Notes or the Senior Notes, if any, following the completion of the Offer, will depend upon the number of holders of Senior Secured Notes or the Senior Notes, as applicable, the interest in maintaining a market in the Senior Secured Notes or the Senior Notes on the part of securities firms and other factors.

Participation in the Offer and Oversubscription.

If the Offer is oversubscribed, Holders who tender their Senior Secured Notes in the Offer prior to the Early Tender time will be treated more favorably than those who tender after such time. Such early tendering Holders will be given priority under the proration provisions. If the Offer is not fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time may be subject to proration, whereas Holders who validly tender Senior Secured Notes at or prior to the Early Tender Time will not be subject to proration. Furthermore, if the Offer is fully subscribed as of the Early Tender time, Holders who validly tender Senior Secured Notes in the Offer after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange.

You must comply with the Offer procedures to receive Additional Senior Notes.

Delivery of Additional Senior Notes in exchange for Senior Secured Notes tendered and accepted for the exchange pursuant to the Offer will be made only after timely receipt by the Information and Exchange Agent of the following:

•	book-entry confirmation of a book-entry transfer of Senior Secured Notes into the Information and Exchange Agent’s account at DTC, New York, New York as a depositary, including an Agent’s Message (as defined herein), if the tendering holder does not deliver a Letter of Transmittal;

•	a complete and signed Letter of Transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message in place of the Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Therefore, Holders who would like to tender Senior Secured Notes in exchange for Additional Senior Notes should be sure to allow enough time for the necessary documents to be timely received by the Information and Exchange Agent. We are not required to notify you of defects or irregularities in tenders of Senior Secured Notes for exchange.

The Senior Secured Indenture Amendments will allow the Company to take certain actions previously prohibited under the Senior Secured Indenture.

The Senior Secured Indenture Amendments will, among other things, give the Company greater flexibility to repurchase or redeem its outstanding common stock under the Senior Secured Indenture. Such ability of the Company to take certain actions previously prohibited could materially increase its credit risk or could otherwise be materially adverse to Holders and could adversely affect the market prices and credit ratings of the remaining Senior Secured Notes. See “Summary—Recent Developments—Supplemental Indenture.”

Participating in the Offer could have tax consequences to Holders.

Participating in the Offer could have tax consequences to Holders. See “Certain U.S. Federal Income Tax Considerations” for a discussion of material U.S. federal income tax considerations and consequences of the Offer.

No recommendation is being made with respect to the Offer.

None of the Company, the Financial Advisor, the Information and Exchange Agent, the Trustee or any of their respective affiliates, directors, officers or employees is making any recommendation to Holders as to whether to tender or refrain from tendering Senior Secured Notes for exchange pursuant to the Offer.

The exchange ratio offered for the Senior Secured Notes does not reflect any independent valuation of the Senior Secured Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Offer. The Company has not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration offered for the Senior Secured Notes. If you tender your Senior Secured Notes, you may or may not receive as much or more value than if you choose to keep them.

Each Holder must make his or her own decision whether to tender his or her Senior Secured Notes, and, if so, the principal amount of Senior Secured Notes to tender, based on such Holder’s assessment of current market value and other relevant factors.

Risks Related to the Additional Senior Notes

We are a holding company and our only material assets are our equity interests in our operating subsidiaries and our other investments; as a result, our principal source of revenue and cash flow is distributions from our subsidiaries; our subsidiaries may be limited by law and by contract in making distributions to us.

As a holding company, our only material assets are our cash on hand, the equity interests in our subsidiaries and other investments. As of March 31, 2014, excluding cash, cash equivalents and short-term investments held by our operating subsidiaries, we had approximately

$454.3 million in cash, cash equivalents and short-term investments, which includes $83.7 million held by our wholly-owned subsidiary, HGI Funding. Our principal source of revenue and cash flow is distributions from our subsidiaries. Thus, our ability to service our debt, finance acquisitions and pay dividends to our stockholders in the future is dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are and will be separate legal entities, and although they may be wholly-owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise. The board of directors of our subsidiaries may consider a range of factors and consider their stockholder constituencies (including public shareholders) as a whole when making decisions about dividends. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, our ability to grow, pursue business opportunities or make acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business could be materially limited.

As an example, our subsidiary Spectrum Brands is a holding company with limited business operations of its own and its main assets are the capital stock of its subsidiaries, principally Spectrum Brands, Inc. (“SBI”). The terms of Spectrum Brands’ indebtedness may limit its ability to pay dividends to us and its other stockholders. See Part I, Item IA. “Risk Factors—Risks Related to Spectrum Brands—SBI’s substantial indebtedness may limit its financial and operating flexibility, and it may incur additional debt, which could increase the risks associated with its substantial indebtedness” and Part I, Item IA. “Risk Factors—Risks Related to Spectrum Brands—Restrictive covenants in SBI’s Senior Secured Facilities and the 2020 Indenture may restrict SBI’s ability to pursue its business strategies” contained in our 2013 Annual Report.

FGL is also a holding company with limited business operations of its own. Its main assets are the capital stock of its subsidiaries, which are principally regulated insurance companies, whose ability to pay dividends is limited by applicable insurance laws. Accordingly, FGL’s ability to pay dividends to us and its other stockholders is dependent, to a significant extent, on the generation of cash flow by its subsidiaries and their ability to make such cash available to FGL, by dividend or otherwise. FGL’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable FGL to meet its obligations and pay dividends. Each subsidiary is a distinct legal entity and legal and contractual restrictions may also limit FGL’s ability to obtain cash from its subsidiaries. See Part I, Item 1. “Business—Our Operating Subsidiaries—FGL—Regulation— Financial Regulation—Dividend and Other Distribution Payment Limitations” and Part I, Item 1A. “Risk Factors—Risks Related to FGL—The indenture governing the FGH Notes imposes significant operating and financial restrictions, which may prevent FGL from capitalizing on business opportunities” contained in our 2013 Annual Report. In addition, upon the completion of the initial public offering of FGL, our proportion of any dividends paid by FGL was proportionally reduced to match our ownership interest in FGL.

Additionally, the terms of EXCO/HGI JV’s indebtedness may adversely affect its cash flow and may limit its ability to pay distributions to us and its other equity holders. See Part I, Item 1A. “Risk Factors—Risks Related to EXCO/HGI JV—The EXCO/HGI JV has a substantial amount of indebtedness, which may adversely affect its cash flow and ability to operate its business, remain in compliance with debt covenants and make payments on its debt and distributions to us” contained in our 2013 Annual Report.

Furthermore, these restrictions on our subsidiaries to pay dividends may limit our ability to incur additional indebtedness or refinance our existing indebtedness in the future as well. Our ability to refinance our indebtedness will depend on our ability to generate future cash flow, and we are dependent on our subsidiaries’ ability to pay dividends or pay distributions to us.

The Senior Notes are effectively subordinated to HGI’s existing and future secured debt, including the Senior Secured Notes, to the extent of the value of the collateral securing such debt, and are structurally subordinated to all liabilities of our subsidiaries.

The Senior Notes are not secured by any of our assets. The Senior Notes are therefore effectively subordinated to HGI’s secured indebtedness, including the Senior Secured Notes, to the extent of the value of the collateral securing such indebtedness. As of March 31, 2014, on a pro forma basis as adjusted basis to give effect to the Offer, assuming $350.0 million aggregate principal amount of Additional Senior Notes are issued in exchange for Senior Secured Notes accepted by us on the Early Tender Time in the Offer (assuming such original Early Tender Time date is not extended or earlier terminated), and the Preferred Stock Conversion, HGI had $604.4 million of secured indebtedness outstanding.

Further, we may incur future indebtedness, some of which may be secured by liens on our assets, to the extent permitted by the Senior Indenture and terms of our other agreements, including the Senior Secured Indenture. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Senior Notes. Holders of the Senior Notes will participate ratably with all holders of our senior unsecured indebtedness and potentially with all of our general creditors.

The Senior Notes are our senior unsecured obligations. The Senior Notes are not, and are not expected to be, guaranteed by any of our current or future subsidiaries. As a result of our holding company structure, claims of creditors of our subsidiaries will generally have priority as to the assets of our subsidiaries over our claims and over claims of the holders of our indebtedness, including the Senior Notes. As of March 31, 2014, the total liabilities of Spectrum Brands were approximately $4.7 billion, including trade payables. As of March 31, 2014, the total liabilities of FGL were approximately $21.9 billion, including approximately $16.0 billion in annuity contractholder funds, approximately $3.5 billion in future policy benefits and approximately $300.0 million of indebtedness under the FGH Notes. As of March 31, 2014, the total liabilities of HGI Asset Management Holdings, LLC were approximately $0.3 million and were approximately $619.1 million when consolidated with Salus and Five Island. As of March 31, 2014, the total liabilities of HGI Energy were $412.0 million.

The creditors of our subsidiaries have direct claims on such subsidiaries and their assets and the claims of holders of the Senior Secured Notes and the Senior Notes are “structurally subordinated” to any existing and future liabilities of our subsidiaries. This means that the creditors of our subsidiaries have priority in their claims on the assets of the subsidiaries over our creditors, including the noteholders.

As a result, upon any distribution to the creditors of any subsidiary in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, the lenders or noteholders, as the case may be, of the indebtedness of our subsidiaries will be entitled to be repaid in full by such subsidiaries before any payment is made to HGI. Each of the Senior Indenture and the Senior Secured Indenture does not restrict the ability of our subsidiaries to incur additional indebtedness or grant liens secured by assets of our subsidiaries.

We may and our subsidiaries may incur substantially more indebtedness. This could exacerbate the risks associated with our leverage.

Subject to the limitations set forth in the Senior Indenture and terms of our other agreements, including the Senior Secured Indenture, we and our subsidiaries may incur additional indebtedness (including secured obligations) in the future. If we incur any additional indebtedness that ranks equally with the Senior Notes, the holders of that indebtedness will be entitled to share ratably with the holders of the Senior Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If we incur additional secured indebtedness, the holders of such indebtedness will be effectively senior to the holders of the Senior Notes to the extent of the value of the collateral securing such indebtedness. This may have the effect of reducing the amount of proceeds paid to holders of the Senior Notes. If new indebtedness is added to our current levels of indebtedness, the related risks that we now face, including our possible inability to service our debt, could intensify. Additionally, if our subsidiaries incur additional debt, the Senior Notes will be structurally subordinated to such debt.

We may be unable to repurchase the Senior Notes upon a change of control.

Under the Senior Indenture, each holder of Senior Notes may require us to repurchase all of such holder’s Senior Notes at a purchase price equal to 101% of the principal amount of the Senior Notes, plus accrued and unpaid interest, if certain “change of control” events occur. However, it is possible that we will not have sufficient funds when required under the Senior Indenture to make the required repurchase of the Senior Notes. If we fail to repurchase Senior Notes in that circumstance, we will be in default under the Senior Indenture. If we are required to repurchase a significant portion of the Senior Notes, we may require third party financing as such funds may otherwise only be available to us through a distribution by our subsidiaries to us. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all, or obtain such funds through distributions from our subsidiaries.

An active public market may not develop for the Additional Senior Notes, which may hinder your ability to liquidate your investment.

We do not intend to list the Additional Senior Notes on any securities exchange or to seek approval for quotations through any automated quotation system, and we cannot assure you that:

•	a liquid market for the Additional Senior Notes will develop;

•	you will be able to sell your Additional Senior Notes; or

•	you will receive any specific price upon any sale of the Additional Senior Notes.

We also cannot assure you as to the level of liquidity of the trading market for the Additional Senior Notes, if one does develop. If a public market for the Additional Senior Notes develops, the Additional Senior Notes could trade at prices that may be higher or lower than their principal amount or implicit purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. If no active trading market develops, you may not be able to resell your Additional Senior Notes at their fair market value or at all.

Fraudulent transfer statutes may limit your rights as a holder of the Senior Notes.

Federal and state fraudulent transfer laws as previously interpreted by various courts permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the Senior Notes;

•	subordinate our obligations to holders of the Senior Notes to our other existing and future creditors, entitling such creditors to be paid in full before any payment is made on the Senior Notes; and

•	take other action detrimental to holders of the Senior Notes, including invalidating the Senior Notes.

In that event, we cannot assure you that you would ever be repaid. There is also no assurance that amounts previously paid to you pursuant to the Senior Notes or guarantees (if any) would not be subject to return.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that we or the guarantors (if any) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Senior Notes, and at the time the Senior Notes were issued:

•	were insolvent or were rendered insolvent by reason of the issuance of the Senior Notes;

•	were engaged, or were about to engage, in a business or transaction for which our capital was unreasonably small;

•	intended to incur, or believed or should have believed we would incur, indebtedness beyond our ability to pay as such indebtedness matures; or

•	were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment was unsatisfied.

A court may also void an issuance of Senior Notes, a guarantee or grant of security, without regard to the above factors, if the court found that we issued the Senior Notes or the guarantors (if any) entered into their respective guaranty with actual intent to hinder, delay or defraud current or future creditors.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes and as judicially interpreted. A court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Senior Notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the indebtedness:

•	the sum of its indebtedness (including contingent liabilities) is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the Senior Notes.

In addition, the guarantees of the Senior Notes (if any) may also be subject to review under various laws for the protection of creditors. A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the Senior Notes or the guarantees, respectively, if we or a guarantor did not substantially benefit directly from the issuance of the Senior Notes. If a court were to void an issuance of the Senior Notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the Senior Notes (or the related exchange notes) may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors. In addition, any payment by us pursuant to the Senior Notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under the bankruptcy code.

Changes in credit ratings issued by nationally recognized statistical ratings organizations could adversely affect our cost of financing and the market price of our securities, including the Senior Notes.

Credit rating agencies rate our debt securities and our subsidiaries’ debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us or our subsidiaries on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or our subsidiaries’ debt securities or placing us or our subsidiaries on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the Senior Notes offered hereby.

USE OF PROCEEDS

We will not receive any proceeds from the Offer or issuance of the Additional Senior Notes.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, short-term investments and consolidated capitalization as of March 31, 2014:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to the Offer, assuming $350.0 million aggregate principal amount of Additional Senior Notes are issued in exchange for Senior Secured Notes accepted by us on the Early Tender Time in the Offer (assuming such original Early Tender Time is not extended or earlier terminated), and the Preferred Stock Conversion.

This table should be read together with the financial statements and related notes of each of us, the hardware and home improvement business currently owned by Spectrum Brands and previously owned by Stanley Black & Decker, Inc. and certain of its subsidiaries (the “HHI Business”) and the EXCO/HGI JV included or incorporated by reference into this Offering Memorandum.

(In millions)	HGI as of March 31, 2014	Pro Forma as Adjusted HGI as of March 31, 2014
Cash and cash equivalents	$1,319.8	$1,319.8

Debt:

HGI Debt:
HGI Senior Secured Notes due 2019(1)	$925.0	$604.4
HGI Senior Notes due 2022	200.0	550.0

SBI Debt:
SBI Term Loans (2)(3)	1,732.9	1,732.9
SBI Senior Notes (4)(5)	1,390.0	1,390.0
SBI ABL Facility (6)	167.5	167.5
Other notes and obligations	50.4	50.4
Capital leases and other	97.0	97.0
FGL Debt:
FGH Notes(7)	300.0	300.0
EXCO/HGI JV Debt:
Revolving Credit Facility (8)	250.6	250.6

Salus Debt:
Unaffiliated long term debt of consolidated variable interest entity	191.8	191.8
Secured borrowings under non-qualifying loan participations	100.0	100.0

Total	5,405.2	5,434.6
Original issuance net premium (discount) on debt	(8.9)	(8.9)

Total debt	5,396.3	5,425.7
Redeemable preferred stock (9)	319.3	—
Total HGI stockholders’ equity	693.5	1,377.6

Total capitalization	$6,409.1	$6,803.3

(1)	Consists of $700.0 million and $225.0 million aggregate principal amount of notes that were issued at a price equal to 99.362% and 101.50%, respectively, of the principal amount thereof.
(2)	On December 17, 2012, SBI entered into a term loan facility (the “Term Loan Facility”). The Term Loan Facility provided for borrowings in an aggregate principal amount of $800.0 million, with $100.0 million in Canadian dollar equivalents to be made available to one of the borrower’s Canadian subsidiaries. The terms of the Term Loan Facility allowed SBI, subject to certain conditions, to increase the commitments under the Term Loan Facility, in an aggregate incremental amount not to exceed $350.0 million plus an additional amount subject to compliance with certain secured net leverage ratio requirements. The Term Loan Facility has a seven-year term. On September 4, 2013 (the “Term Loan Closing Date”), SBI closed on $1.15 billion of term loans (the “September SBI Loans”) and entered into an amendment to the Term Loan Facility (as amended, the “Amended Term Loan Facility”). The September SBI Loans comprise two new tranches under the Amended Term Loan Facility: (i) tranche A term loans in aggregate principal amount of $850 million (the “Tranche A Loans”) and (ii) tranche C term loans in an aggregate amount of $300 million (the “Tranche C Loans”). The existing term loans outstanding on the Term Loan Facility are referred to as the “Tranche B Loans.” Tranche A Loans will mature four years from the Term Loan Closing Date and Tranche C Loans will mature on the sixth anniversary of the Term Loan Closing Date. As of September 30, 2013, SBI had $850 million Tranche A Loans, $595 million Tranche B Loans and $300 million Tranche C Loans outstanding.
(3)	On December 18, 2013, SBI entered into the First Restatement Agreement, pursuant to which SBI amended and restated its existing credit agreement, dated as of December 17, 2012 (as amended, the “Restated Credit Agreement”). Pursuant to the First Restatement Agreement and the restated Term Credit Agreement, on December 18, 2013, SBI closed on $215 million term loans (the “New U.S. Term Loan”) and a wholly-owned subsidiary of SBI, Spectrum Brands Europe GmbH, closed on €225 million term loans (the “Euro Term Loan” and, together with the New U.S. Term Loan, the “New Term Loans”).

The Restated Credit Agreement, among other things, shortens the maturity date of the outstanding Canadian term loans from December 17, 2019 to September 4, 2019. Upon the incurrence of the New Term Loans and the repayment of existing term loans with the proceeds thereof, SBI currently has Tranche A Term Loans, Tranche C Term Loans, Initial Canadian Term Loans and Initial Euro Term Loans as defined in, and under the Restated Credit Agreement.

The New U.S. Term Loan has identical terms as, and is made fungible with, the existing Tranche C Term Loans. All outstanding amounts of the Euro Term Loans will bear interest at a rate per annum equal to the Euribor rate with a 0.75% per annum floor, plus a margin equal to 3.00% per annum. The issue price for the New Term Loans is 99.875% of the principal amount thereof, which original issue discount will be amortized over the life of the New Term Loans. The New Term Loans will mature on September 4, 2019.

(4)	On March 15, 2012, SBI issued $300.0 million aggregate principal amount of 6.75% Senior Notes due 2020 at a price of 100% of the par value. The 6.75% Notes are unsecured and guaranteed by SBI’s parent company, SB/RH Holdings, LLC, as well as by existing and future domestic restricted subsidiaries.
(5)	On December 17, 2012, SBI assumed $520.0 million aggregate principal amount of the 6.375% Senior Notes due 2020 and $570.0 million aggregate principal amount of the 6.625% Senior Notes due 2022. SBI used the net proceeds from the offering to fund a portion of the purchase price and related fees and expenses for the Hardware Acquisition.
(6)	The SBI ABL Facility is governed by a credit agreement with the Bank of America as administrative agent. The SBI ABL Facility consists of revolving loans, with a portion available for letters of credit and a portion available as swing line loans, in each case subject to certain terms and limits. The revolving loans may be drawn, repaid and re-borrowed without premium or penalty. As of March 31, 2014, the SBI ABL Facility provides for aggregate borrowings of up to $400.0 million from time to time, subject to a borrowing base formula, and includes a letter of credit sub-facility and a swingline sub-limit. As at March 31, 2014, SBI had aggregate borrowing availability of approximately $123.9 million, net of lender reserves of $8.6 million and outstanding letters of credit of $49.9 million. The SBI ABL Facility is due on May 24, 2017.
(7)	On March 27, 2013, FGL issued $300.0 million aggregate principal amount of 6.375% senior notes due April 1, 2021. FGL used the net proceeds from that offering to pay a $73.0 million dividend, purchase a $195.0 million surplus note from FGL Insurance (which funds will be used to support the growth of its business and for general corporate purposes) and for FGL’s general corporate purposes.

(8)	On February 14, 2013, in connection with the closing of the transactions in connection with the EXCO/HGI Closing, the EXCO/HGI JV entered into a revolving credit facility. The revolving credit facility as of March 31, 2014 provides for borrowings of up to $400.0 million. As of March 31, 2014, $337.0 million was drawn under this agreement and HGI’s proportionate share of the obligation was $250.6 million.
(9)	On May 13, 2011 and August 5, 2011, we issued 280,000 Series A Preferred Shares and 120,000 Series A-2 Preferred Shares, respectively, in private placements pursuant to securities purchase agreements, for aggregate gross proceeds of $400.0 million. On May 9, 2014 we notified the holders of the Preferred Stock that we would convert the Preferred Stock into Common Stock as of May 15, 2014. See “Summary—Recent Developments—Conversion of Preferred Stock.”

THE OFFER

Terms of the Offer

Upon the terms and subject to the conditions set forth in the Offer Documents, HGI is offering to exchange Additional Senior Notes for properly tendered and accepted outstanding Senior Secured Notes.

Subject to the terms and conditions set forth in the Offer Documents and subject to the Tender Cap and any required proration, HGI will issue to each Holder who validly tenders Senior Secured Notes at or prior to the Early Tender Time, who does not validly revoke such tender prior to the Withdrawal Deadline and whose Senior Secured Notes are accepted for exchange by HGI in the Offer, the Total Consideration for each $1,000 principal amount of Senior Secured Notes. Holders who do not validly tender their Senior Secured Notes by the Early Tender Time will not receive the Total Consideration and will only be eligible to receive, if the Offer is not fully subscribed as of the Early Tender Time, the Offer Consideration. If the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange. The Total Consideration provides Holders who validly tender by the Early Tender Time $1,092.50 principal amount of Additional Senior Notes (which includes the Early Tender Payment of $50 principal amount of Additional Senior Notes) per $1,000 principal amount of Senior Secured Notes, and the Offer Consideration provides Holders who validly tender after the Early Tender Time but by the Expiration Time $1,042.50 principal amount of Additional Senior Notes per $1,000 principal amount of Senior Secured Notes, in each case adjusted for accrued and unpaid interest on the Senior Secured Notes tendered and prefunded accrued interest on the Additional Senior Notes issued, to but not including the applicable settlement date. For more information on how the Total Consideration and the Offer Consideration will be calculated, see “—Consideration.”

If the acceptance of all validly tendered Senior Secured Notes would cause us to issue a principal amount of Additional Senior Notes greater than the Tender Cap, then the Offer will be oversubscribed and, if we accept Senior Secured Notes in the Offer, we will accept for exchange tendered Senior Secured Notes only on a prorated basis, with the aggregate principal amount of each Holder’s validly tendered Senior Secured Notes accepted for exchange determined by multiplying each Holder’s tender by the applicable proration factor, and rounding the product down to the nearest $1,000 to avoid exchanges of Senior Secured Notes in principal amounts other than integral multiples of $1,000. Senior Secured Notes not exchanged due to proration will be promptly returned or credited to the Holder’s account.

So long as the other terms and conditions described herein are satisfied and subject to the Tender Cap, we intend to accept for exchange all Senior Secured Notes validly tendered at or prior to the Early Tender Time, and will only prorate such Senior Secured Notes if the aggregate principal amount of Additional Senior Notes issuable upon exchange of Senior Secured Notes validly tendered and not withdrawn exceeds the Tender Cap. If the Offer is not fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes in the Offer after the Early Tender Time may be subject to proration, whereas Holders who validly tender Senior Secured Notes at or prior to the Early Tender Time will not be subject to proration. Furthermore, if the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for payment.

HGI reserves the right, but is under no obligation, to increase the Tender Cap at any time, subject to compliance with applicable law, which could result in HGI exchanging a greater principal amount of Senior Secured Notes in the Offer. There can be no assurance that HGI will exercise its right to increase the Tender Cap. If HGI increases the Tender Cap, it does not expect to extend the Withdrawal Deadline, subject to applicable law. In addition, the completion of the Offer is subject to the satisfaction or waiver of a number of conditions as set forth in this Offering Memorandum. See “—Conditions of the Offer.” HGI has the right to terminate or withdraw the Offer at any time and for any reason, including if any of the conditions described under the “—Conditions of the Offer” are not satisfied.

HGI will announce the results of proration by press release promptly after the Early Tender Time or the Expiration Time, as the case may be. All Senior Secured Notes not accepted as a result of proration will be rejected from the Offer and will be returned to tendering Holder’s at HGI’s expense promptly following the earlier of the Expiration Time or the date on which the Offer is terminated.

The Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The Additional Senior Notes to be issued in the Offer have not been and will not be registered with the SEC. However, the Additional Senior Notes that you receive in the Offer are expected to be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

Tendered Senior Secured Notes may not be withdrawn subsequent to the Withdrawal Deadline, subject to limited exceptions. If, after the Withdrawal Deadline, HGI is required by law to permit withdrawals, then previously tendered Senior Secured Notes may be validly withdrawn within a reasonable period under the circumstances after the date that notice of such reduction or permitted withdrawal is first published or given or sent to Holders by HGI.

In the event of a termination of the Offer, the Senior Secured Indenture Amendments will not become operative, no Total Consideration or Offer Consideration will be paid, and the Senior Secured Notes tendered pursuant to the Offer will be promptly returned to the tendering Holders.

All Senior Secured Notes properly tendered in accordance with the procedures set forth under “—Procedures for Tendering Notes” and not properly withdrawn in accordance with the procedures set forth under “—Withdrawal of Tenders” prior to the Withdrawal Deadline, will, upon the terms and subject to the conditions hereof and subject to the Tender Cap and any required proration, be accepted by HGI.

From time to time after the Expiration Time, HGI or its affiliates may acquire any Senior Secured Notes that are not tendered and accepted in the Offer or any Senior Notes through open market purchases, privately negotiated transactions, tender offers, exchange offer, redemption or otherwise, upon such terms and at such prices as HGI may determine (or as may be provided for in the Senior Secured Indenture or the Senior Indenture), which with respect to the Senior Secured

Notes may be more or less than the consideration to be received by participating Holders in the Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof HGI or its affiliates may choose to pursue in the future.

Consideration

Subject to the terms and conditions set forth in the Offer Documents and subject to the Tender Cap and any required proration, eligible Holders who validly tender Senior Secured Notes at or prior to 5:00 pm, New York City time, on May 28, 2014 and do not validly withdraw their tender prior to the Withdrawal Deadline will receive the Total Consideration (which includes the Early Tender Payment) for Senior Secured Notes accepted in the Offer. Subject to the terms and conditions set forth in the Offer Documents and subject to the Tender Cap and any required proration, eligible Holders who validly tender Senior Secured Notes after 5:00 pm, New York City time, on May 28, 2014 and at or prior to 11:59 pm, New York City time, at the end of June 11, 2014 will receive, if the Offer is not fully subscribed as of the Early Tender Time, the Offer Consideration for Senior Secured Notes accepted in the Offer. If the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange.

The “Total Consideration” means, for each $1,000 principal amount of Senior Secured Notes tendered and accepted by us, Additional Senior Notes in the principal amount of:

$1,000*	$1,092.50 (plus accrued and unpaid interest on $1,000 principal amount of Senior Secured Notes from January 15, 2014 to but not including the Early Settlement Date)
$1,000 (plus accrued and unpaid interest on $1,000 principal amount of Additional Senior Notes from January 21, 2014 to but not including the Early Settlement Date)

The “Offer Consideration” means, for each $1,000 principal amount of Senior Secured Notes tendered and accepted by us, Additional Senior Notes in the principal amount of:

$1,000*	$1,042.50 (plus accrued and unpaid interest on $1,000 principal amount of Senior Secured Notes from January 15, 2014 to but not including the Final Settlement Date)
$1,000 (plus accrued and unpaid interest on $1,000 principal amount of Additional Senior Notes from January 21, 2014 to but not including the Final Settlement Date)

As illustrated above, the Total Consideration is based on $1,092.50 principal amount of Additional Senior Notes (which includes the Early Tender Payment of $50 principal amount of Additional Senior Notes) per $1,000 principal amount of Senior Secured Notes and the Offer Consideration is based on $1,042.50 principal amount of Additional Senior Notes per $1,000 principal amount of Senior Secured Notes, in each case adjusted for accrued and unpaid interest on the Senior Secured Notes tendered and prefunded accrued interest on the Additional Senior Notes issued, from, in the case of the Senior Secured Notes, January 15, 2014, and, in the case of the Additional Senior Notes, January 21, 2014 (the issue date of the Existing Senior Notes), to but not including the applicable settlement date. The above ratio will be rounded to the nearest cent. For example, if the Early Settlement Date for the Offer is May 30, 2014, for each $1,000 principal amount of Senior Secured Notes properly tendered prior to the Early Termination Date (and not withdrawn) and accepted by us, subject to the Tender Cap and any required proration, participating Holders will receive:

$1,091.71 principal amount of Additional Senior Notes =

$1,000*(($1,092.50+$29.53)/($1,000.00+$27.77)).

HGI will not accept any tender that would result in the issuance of less than $2,000 principal amount of Additional Senior Notes to a participating holder. The aggregate principal amount of Additional Senior Notes issued to each participating holder for all Senior Secured Notes properly tendered (and not withdrawn) and accepted by HGI will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of Additional Senior Notes you will receive, and no additional cash will be paid in lieu of any principal amount of Additional Senior Notes not received as a result of rounding down.

Accrued Interest

HGI will not be required to pay participating Holders accrued and unpaid interest on the Senior Secured Notes exchanged for Additional Senior Notes in cash, and participating Holders will not be required to pay HGI prefunded accrued interest on the Additional Senior Notes issued in exchange for Senior Secured Notes in cash. However, each of the Total Consideration and the Offer Consideration includes an adjustment to the principal amount of Additional Senior Notes issued per $1,000 principal amount of Senior Secured Notes to give participating Holders the benefit of such accrued and unpaid interest and to give HGI the benefit of such prefunded accrued interest.

Under no circumstances will any special interest be payable because of any delay in the transmission of funds to any holder of Senior Secured Notes with respect to the Additional Senior Notes to be received in exchange for the Senior Secured Notes or otherwise.

Extension, Termination or Amendment

Subject to the applicable regulations of the SEC, HGI expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Offer shall have occurred or shall have been determined by HGI to have occurred, to extend the period during which the Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Information and Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Offer, all Senior Secured Notes previously tendered and not withdrawn will remain subject to the Offer, subject to the terms and conditions of the Offer, be accepted by HGI. See also “—Announcements.”

Any waiver, amendment or modification of the Offer will apply to all Senior Secured Notes tendered pursuant to the Offer. If HGI makes a change that it determines to be material in any of the terms of the Offer, or waives a condition of the Offer that HGI determines to be material, HGI will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Information and Exchange Agent and will disseminate additional Offer Documents and the Offer material and extend the Offer and withdrawal rights as it determines are necessary and to the extent required by law. Any such extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal or revocation rights if those rights had previously expired, except as specifically provided above.

HGI may terminate or withdraw at its sole discretion the Offer at any time and for any reason, including if any condition is not satisfied on or after the Expiration Time.

There can be no assurance that HGI will exercise their right to extend, terminate or amend the Offer. During any extension and irrespective of any amendment to the Offer, all Senior Secured Notes previously tendered and not withdrawn will remain subject to the Offer and may be accepted thereafter by HGI, subject to compliance with applicable law. In addition, HGI may waive conditions without extending the Offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 am, New York City time, on the next business day following the previously scheduled Expiration Time. Without limiting the manner in which HGI may choose to make such announcement, it will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that HGI deems appropriate. See also “—Extension, Termination or Amendment.”

Acceptance Of Notes

Upon the terms and subject to the conditions of the Offer (including if the Offer is terminated, extended or amended, the terms and conditions of any such extension or amendment) and subject to the Tender Cap and any required proration, HGI will accept for exchange Senior Secured Notes validly tendered at or prior to the Early Tender Time and not validly withdrawn prior to the Withdrawal Deadline and, if the Offer is not fully subscribed as of the Early Tender Time, Senior Secured Notes validly tendered (and not validly withdrawn) at or prior to the Expiration Time, in each case, upon satisfaction or waiver of the conditions to the Offer specified under “—Conditions of the Offer.”

Subject to the terms and conditions set forth in the Offer Documents and subject to the Tender Cap and any required proration, Holders who validly tender and do not validly withdraw their Senior Secured Notes by the Early Tender Time will receive on the Early Settlement Date the Total Consideration, if such Senior Secured Notes are accepted for exchange, and Holders who validly tender their Senior Secured Notes after the Early Tender Time but by the Expiration Time will receive on the Final Settlement Date the Offer Consideration, if such Senior Secured Notes are accepted for exchange. If the Offer is fully subscribed as of the Early Tender Time, Holders who validly tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange.

HGI expressly reserves its right, in its sole discretion, to delay acceptance for exchange of Senior Secured Notes tendered under the Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that HGI issue the Total Consideration or Offer Consideration, as applicable, or return the Senior Secured Notes deposited pursuant to the Offer promptly after termination or withdrawal of the Offer), or to terminate the Offer and not accept any Senior Secured Notes not previously accepted, (1) if any of the conditions to the Offer shall not have been satisfied or validly waived by HGI or (2) in order to comply in whole or in part with any applicable law.

In all cases, the Total Consideration or Offer Consideration, as applicable, for Senior Secured Notes tendered pursuant to the Offer will be made only after timely receipt by the Information and Exchange Agent of (1) certificates representing the Senior Secured Notes, or timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of the Senior Secured Notes into the Information and Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an Agent’s Message in lieu thereof, and (3) any other documents required by the Letter of Transmittal. The Offer is scheduled to expire on the Expiration Time, unless extended or earlier terminated by HGI, at its sole discretion.

For purposes of the Offer, HGI will have accepted properly tendered (and not withdrawn) Senior Secured Notes, if, as and when HGI gives oral or written notice to the Information and Exchange Agent of its acceptance of the Senior Secured Notes for exchange pursuant to the Offer. In all cases, exchange of, and payment for, Senior Secured Notes pursuant to the Offer will be made by the deposit of any Total Consideration or Offer Consideration, as applicable, with the Information and Exchange Agent, which will act as your agent for the purposes of receiving Additional Senior Notes from HGI, and delivering Additional Senior Notes to you. If, for any reason whatsoever, acceptance for exchange of any Senior Secured Notes tendered pursuant to the Offer is delayed (whether before or after HGI’s acceptance of the Senior Secured Notes) or HGI extends the Offer or are unable to accept the Senior Secured Notes tendered pursuant to the Offer, then, without prejudice to HGI’s rights set forth herein, it may instruct the Information and Exchange Agent to retain tendered Senior Secured Notes, and those Senior Secured Notes may not be withdrawn, subject to the limited circumstances described in “—Withdrawal of Tenders” below.

Senior Secured Notes to be tendered may be delivered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Senior Secured Notes must continue to hold Senior Secured Notes in the Minimum Authorized Denomination of $2,000 principal amount. HGI will not accept any tender that would result in the issuance of less than $2,000 principal amount of Additional Senior Notes to a participating holder.

Any tender of Senior Secured Notes, the proration of which would otherwise result in a return of Senior Secured Notes to a tendering Holder in a principal amount below the minimum denomination of the Senior Secured Notes, may be rejected or accepted at HGI’s sole discretion.

HGI will pay or cause to be paid all transfer taxes with respect to the tender of any Senior Secured Notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the Instructions thereto.

Procedures For Tendering Notes

General

In order to participate in the Offer, you must properly tender your Senior Secured Notes to the Information and Exchange Agent as further described below. It is your responsibility to properly tender your Senior Secured Notes. HGI has the right to waive any defects. However, HGI is not required to waive defects and is not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Senior Secured Notes, please contact the Information and Exchange Agent whose addresses and telephone numbers are listed on the back cover of this Offering Memorandum.

Valid Tender of Senior Secured Notes

Except as set forth below with respect to ATOP (as defined under “—Tender of Senior Secured Notes through ATOP” below) procedures, for a holder to properly tender Senior Secured Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal, or an Agent’s Message in lieu thereof, must be received by the Information and Exchange Agent at the address or facsimile number set forth on the back cover of this Offering Memorandum prior to the Expiration Time (or the Early Tender Time, if the Holder desires), and either (1) certificates representing the Senior Secured Notes must be received by the Information and Exchange Agent at such address, or (2) the Senior Secured Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Information and Exchange Agent, in each case at or prior to the Expiration Time (or the Early Tender Time, if the Holder desires).

In all cases, exchange of Senior Secured Notes tendered and accepted pursuant to the Offer will be made only after timely receipt by the Information and Exchange Agent of:

•	certificates representing such Senior Secured Notes or a Book-Entry Confirmation with respect to such Senior Secured Notes;

•	the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the Letter of Transmittal.

Tender of and/or Delivery of Senior Secured Notes Held in Physical Form.

HGI does not believe any Senior Secured Notes exist in physical form. If you believe you hold Senior Secured Notes in physical form, please contact the Information and Exchange Agent regarding procedures for participating in the Offer.

Tendering With Respect to Senior Secured Notes Held through a Custodian.

Any Holder whose Senior Secured Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Senior Secured Notes should contact such custodial entity promptly and instruct such custodial entity to tender the Senior Secured Notes on such Holder’s behalf.

Book-Entry Transfer.

The Information and Exchange Agent has or will establish an account with respect to the Senior Secured Notes at DTC for purposes of the Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Senior Secured Notes may make book-entry delivery of Senior Secured Notes by causing DTC to transfer the Senior Secured Notes into the Information and Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Senior Secured Notes may be effected through book-entry transfer into the Information and Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Information and Exchange Agent at one of the addresses set forth on the back cover of this Offering Memorandum on or prior to the Expiration Time (or the Early Tender Time, if the Holder desires).

Tender of Senior Secured Notes through ATOP

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Information and Exchange Agent, DTC participants may electronically transmit their acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an Agent’s Message to the Information and Exchange Agent for its acceptance.

An “Agent’s Message” is a message transmitted by DTC, received by the Information and Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Offer Documents and agree to be bound by the terms of the Letter of Transmittal, and that HGI may enforce such agreement against you.

If a holder of Senior Secured Notes transmits its acceptance through ATOP, delivery of such tendered Senior Secured Notes must be made to the Information and Exchange Agent (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such holder delivers (either physically or by book-entry delivery) the Senior Secured Notes being tendered to the Information and Exchange Agent, HGI may, at its option, treat such tender as defective for purposes of delivery of acceptance for exchange and for the right to receive Additional Senior Notes. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Information and Exchange Agent. If you desire to tender your Senior Secured Notes on the day that the Early Tender Time or the Expiration Time occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. HGI will have the right, which may be waived, to reject the defective tender of Senior Secured Notes as invalid and ineffective.

HGI is not offering a guaranteed delivery procedure in connection with the or under any of the Offer Documents or other Offer materials provided therewith; consequently, if a Holder is unable to complete the above procedures for tendering Senior Secured Notes by the Expiration Time, such Holder will not be able to tender Senior Secured Notes in the Offer. Holders must timely tender their Senior Secured Notes in accordance with the procedures set forth in the Offer Documents.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance of and the exchange of the Senior Secured Notes tendered thereby, by executing and delivering a Letter of Transmittal, a tendering Holder (1) irrevocably sells, assigns and transfers to or upon the order of HGI all right, title and interest in and to all the Senior Secured Notes tendered thereby; and (2) irrevocably appoints the Information and Exchange Agent as its true and lawful agent and attorney-in-fact (with full knowledge that the Information and Exchange Agent also acts as HGI’s agent with respect to the tendered Senior Secured Notes, with full power coupled with an interest) to:

•	deliver certificates representing the Senior Secured Notes, or transfer ownership of the Senior Secured Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon HGI’s order, as applicable;

•	present the Senior Secured Notes for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Senior Secured Notes (except that the Information and Exchange Agent will have no rights to or control over, HGI’s funds), all in accordance with the terms of the Offer.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”), unless the Senior Secured Notes tendered thereby are tendered (i) by a holder of Senior Secured Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Senior Secured Notes) who has not completed either the box entitled “Special Payment or Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Senior Secured Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Senior Secured Notes not tendered are to be returned to a person other than the registered holder, then the signatures on the Letters of Transmittal accompanying the tendered Senior Secured Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Senior Secured Notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by HGI in its sole discretion, which determination will be final and binding. HGI reserves the absolute right to reject any or all tenders of any Senior Secured Notes determined by it not to be in proper form, or if the acceptance of or exchange of such Senior Secured Notes may, in the opinion of HGI’s counsel, be unlawful. HGI also reserves the right to waive any conditions to the Senior Secured Notes that it is legally permitted to waive.

Your tender of Senior Secured Notes will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender will be determined by HGI in its sole discretion, which determination shall be final and binding. None of HGI, the Financial Advisor, the Information and Exchange Agent, the Information Agent, if any, or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Senior Secured Notes, or will incur any liability for failure to give any such notification.

PLEASE SEND ALL MATERIALS TO THE INFORMATION AND EXCHANGE AGENT

AND NOT TO THE COMPANY

Withdrawal of Tenders

Tenders of Senior Secured Notes may be validly withdrawn at any time prior to the Withdrawal Deadline. Tendered Senior Secured Notes may not be withdrawn subsequent to the Withdrawal Deadline. If, after the Withdrawal Deadline, HGI (i) reduces the principal amount of Senior Secured Notes subject to the Offer, (ii) reduces the Offer Consideration or (iii) are otherwise required by law to permit withdrawals, then previously tendered Senior Secured Notes may be validly withdrawn within a reasonable period under the circumstances after the date that notice of such reduction or permitted withdrawal is first published or given or sent to Holders Notes by HGI. HGI may extend the Early Tender Time or the Expiration Time without extending the Withdrawal Deadline, unless otherwise required by law.

In the event of a termination of the Offer, the Senior Secured Indenture Amendments will not become operative, no Total Consideration or Offer Consideration will be paid, and the Senior Secured Notes tendered pursuant to the Offer will be promptly returned to the tendering Holders.

Senior Secured Notes validly withdrawn may thereafter be retendered and at any time at or prior to the Expiration Time by following the procedures described herein; provided, however, that if a Holder’s Senior Secured Notes are not properly retendered pursuant to the Offer at or prior to the Early Tender Time, such Holder will not be deemed to have tendered prior to the Early Tender Time with respect to any required proration.

Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Senior Secured Notes tendered pursuant to the Offer is delayed (whether before or after HGI’s acceptance for exchange of Senior Secured Notes) or HGI extends the Offer, or is unable to accept for exchange, or exchange the Senior Secured Notes tendered pursuant to the Offer, HGI may instruct the Information and Exchange Agent to retain tendered Senior Secured Notes, and those Senior Secured Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal and revocation rights set forth herein.

To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted “Request Message” through DTC’s ATOP system for a withdrawal of a tender must:

•	be received by the Information and Exchange Agent at one of the addresses specified on the back cover of this Offering Memorandum prior to the Withdrawal Deadline;

•	specify the name of the Holder of the Senior Secured Notes to be withdrawn;

•	contain the description of the Senior Secured Notes to be withdrawn or revoked, as applicable, the certificate numbers shown on the particular certificates representing such Senior Secured Notes (or, in the case of Senior Secured Notes tendered by book-entry transfer, the number of the account at DTC from which the Senior Secured Notes were tendered and the name and number of the account at DTC to be credited with the Senior Secured Notes withdrawn) and the aggregate principal amount represented by such Senior Secured Notes; and

•	be signed by the holder of the Senior Secured Notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Senior Secured Notes into the name of the person withdrawing the Senior Secured Notes.

If the Senior Secured Notes to be withdrawn have been delivered or otherwise identified to the Information and Exchange Agent, a signed notice of withdrawal or revocation, as applicable, is effective immediately upon receipt by the Information and Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Senior Secured Notes can only be accomplished in accordance with the foregoing procedures.

If you withdraw Senior Secured Notes, you will have the right to re-tender them on or prior to the Expiration Time (or the Early Tender Time, if the Holder desires) in accordance with the procedures described above for tendering Senior Secured Notes. If HGI amends or modifies the terms of the Offer, or the information concerning the Offer in a manner determined by HGI to constitute a material change to Holders, HGI will disseminate additional Offer materials and extend the period of the Offer, including any withdrawal or revocation rights, to the extent required by law and as HGI determines necessary. An extension of the Early Tender Time will not affect a Holder’s withdrawal rights unless otherwise provided herein or in any additional Offer materials or as required by applicable law.

Conditions of the Offer

The Offer is subject to the satisfaction or waiver of the conditions as described below. In addition, HGI has the right to terminate or withdraw the Offer at any time and for any reason, including if any of the conditions described below are not satisfied. HGI also has the right to waive any condition precedent to the Offer, at its sole and absolute discretion.

Notwithstanding any other provisions of the Offer, HGI will not be required to accept for exchange or to exchange Senior Secured Notes properly tendered (and not withdrawn) pursuant to the Offer, and may, in its sole discretion, terminate, amend or extend the Offer or delay or refrain from accepting for exchange or exchanging the Senior Secured Notes for any reason, including if the General Conditions shall not have been satisfied or waived.

The “General Conditions” mean that any of the following shall occur:

•	there shall have been instituted, threatened or be pending any action, proceeding, application, claim counterclaim or investigation (whether formal or informal) (or there shall have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentally, domestic or foreign, or by any other person, domestic or foreign, in connection with the Offer that, in HGI’s sole judgment, either (a) is, or is reasonably likely to be, materially adverse to the HGI’s business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Offer or (c) would materially impair the contemplated benefits of the Offer to HGI or be material to Holders in deciding whether to accept the Offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in HGI’s sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Offer or (b) is, or is reasonably likely to be, materially adverse to HGI’s business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any event or condition affecting HGI’s business or financial affairs that, in its sole judgment, either (a) is, or is reasonably likely to be, materially adverse to HGI’s business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Offer or (c) would materially impair the contemplated benefits of the Offer;

•	there exists, in HGI’s sole judgment, any actual or threatened legal impediment to the acceptance for exchange of, or exchange of, the Senior Secured Notes; or

•	there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of the Senior Notes in the United States or other major securities or financial markets, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in HGI’s reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

In addition, HGI’s obligation to transfer any Total Consideration or Offer Consideration is conditioned upon the HGI’s acceptance of Senior Secured Notes for exchange.

These conditions are for HGI’s benefit and may be asserted by it or may be waived by it, including any action or inaction by HGI giving rise to any condition, in whole or in part at any time and from time to time, in their sole discretion. HGI may additionally terminate the Offer if any condition is not satisfied on or after the Expiration Time. Under the Offer, if any of these events occur, subject to the termination rights described above, HGI may (i) return Senior Secured Notes tendered thereunder to you, (ii) extend the Offer and retain all tendered Senior Secured Notes until the expiration of the extended Offer, or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Information and Exchange Agent and making public disclosure of such amendment to the extent required by law.

HGI has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although HGI has no present plans or arrangements to do so, it reserves the right to amend, at any time, the terms of the Offer. HGI will give Holders notice of such amendments as may be required by applicable law.

In the event of a termination of the Offer, the Amendments will not become operative, no Total Consideration or Offer Consideration will be paid, and the Senior Secured Notes tendered pursuant to the Offer will be promptly returned to the tendering Holders.

Information and Exchange Agent

HGI has appointed D.F. King & Co., Inc. as Information and Exchange Agent for the Offer. All requests for additional copies of this prospectus or the letter of transmittal should be directed to the Information and Exchange Agent at its address and telephone numbers set forth on the back cover page of this Offering Memorandum

Financial Advisor

HGI has retained Credit Suisse as its exclusive financial advisor in connection with the Offer. HGI is paying Credit Suisse customary fees for its services and has agreed to indemnify it for certain liabilities. Credit Suisse’s compensation is in no way contingent on the results or the success of the Offer. Credit Suisse has not been retained to, and will not, solicit acceptances of the Offer or make any recommendation with respect thereto.

Fees and Expenses

HGI will bear the expenses of soliciting tenders in the Offer, including fees and expenses of the Information and Exchange Agent and trustee and accounting, legal, printing and related fees and expenses.

HGI will not make any payments to brokers, dealers or other persons soliciting acceptances of the Offer. However, HGI will pay the Information and Exchange Agent reasonable and customary fees for its services and will reimburse the Information and Exchange Agent for its reasonable out-of-pocket expenses in connection with the Offer. HGI will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

HGI will pay or cause to be paid all transfer taxes with respect to the tender of any Senior Secured Notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the Instructions thereto. However, tendering Holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

•	certificates representing Senior Secured Notes or Additional Senior Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is payable for any reason other than the exchange of the Additional Senior Notes in the Offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the Letter of Transmittal, we will bill you directly the amount of these transfer taxes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders and non-U.S. Holders (each as defined below and collectively referred to as “Holders”) relating to the exchange of Senior Secured Notes for Additional Senior Notes (together, the “Notes”) pursuant to the Offer (the “Exchange”) and the ownership and disposition of the Additional Senior Notes acquired in the Offer. This discussion does not address state, local or non-U.S. tax considerations, nor does it consider all aspects of federal income taxation which may be relevant to particular Holders in light of their individual investment circumstances or to certain types of Holders subject to special tax rules. For example, this discussion does not address the tax considerations relevant to beneficial owners of the Senior Secured Notes who are financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, Holders that hold Senior Secured Notes as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes, U.S. Holders that have a functional currency other than the U.S. dollar, or Non-U.S. Holders that are U.S. expatriates, “controlled foreign corporations,” or “passive foreign investment companies.” Moreover, this discussion does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax considerations of the Offer. This discussion assumes that Holders have held and will hold their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based upon the provisions of the Code, U.S. Treasury regulations promulgated under the Code (the “Treasury Regulations”), administrative rulings and judicial decisions as of the date hereof. These authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences significantly different from those set forth below.

As used in this summary, a “U.S. Holder” means any beneficial owner of the Notes that is, for U.S. federal income tax purposes: (i) a U.S. citizen or a resident alien for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of the Notes that is not a U.S. Holder and that is, for U.S. federal income tax purposes, an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust.

If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of the Notes, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Owners or partners of a pass-through entity that is a beneficial owner of the Notes should consult their own tax advisors as to the federal income, state, local and non-U.S. tax consequences of the Exchange and the ownership and disposition of the Additional Senior Notes acquired in the Offer.

This summary is for general information only and is not intended to be, nor should it be construed as, legal or U.S. federal income tax advice with respect to any Holder and no opinion or representation with respect to the U.S. federal income tax consequences to any such Holder is made. Holders should consult their own tax advisors regarding the U.S. federal income, state, local and non-U.S. tax consequences of the Exchange and the ownership and disposition of the Additional Senior Notes acquired in the Offer.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN BY US TO BE USED OR RELIED UPON, AND CANNOT BE USED OR RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE CODE; (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Tax Consequences to Participating U.S. Holders

Significant Modification.

The U.S. federal income tax consequences of exchanging Senior Secured Notes for Additional Senior Notes pursuant to the Offer will depend in part on whether the Exchange constitutes a “significant modification” of the Senior Secured Notes. Generally, the modification of a debt instrument (including a change in the yield, an addition, deletion or alteration of a put option, a call option or a conversion right) will be treated as a “deemed exchange” of an “old” debt instrument for a “new” debt instrument for U.S. federal income tax purposes if such modification is “significant” within the meaning of the Treasury Regulations promulgated under Section 1001 of the Code (the “Debt Modification Regulations”). Such a deemed exchange would be taxable unless a non-recognition provision of the Code were to apply. Under the Debt Modification Regulations, the modification of a debt instrument is generally “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Debt Modification Regulations provide that a change in the yield of certain debt instruments generally constitutes a significant modification if the yield of the modified debt instrument varies from the yield of the unmodified debt instrument by more than the greater of (a) 25 basis points or (b) 5 percent of the annual yield of the unmodified debt instrument (the “Yield Threshold”). The Debt Modification Regulations identify certain modifications as not “significant,” such as: (i) a modification that adds, deletes or alters customary accounting or financial covenants, or (ii) a change to the maturity date of notes, if the final payment under the notes is made within the lesser of 5 years or a period of time that is 50 percent of the original term of the notes.

Based on the increase in principal amount of the Additional Senior Notes to be received in the Exchange, we expect that the yield of the Additional Senior Notes (taking into account the increase in principal amount) will exceed the yield of the Senior Secured Notes by more than the Yield Threshold. Accordingly, the Exchange will constitute a significant modification of the Senior Secured Notes, and therefore participating U.S. Holders will realize gain or loss on the Exchange as described in “Gain or Loss Realization,” below. Furthermore, participating U.S. Holders will generally be required to include such realized gain or loss in gross income, unless the Exchange qualifies as a tax-free recapitalization under Section 368(a)(1)(E) of the Code, as described in “Recapitalization Treatment,” below.

Early Tender Payment.

A U.S. Holder that tenders before the Early Tender Time will receive the Early Tender Payment. The U.S. federal income tax treatment of the receipt of the Early Tender Payment is unclear, because there are no authorities that directly address the treatment of such payments. Under the Code, any amount received on retirement of a debt instrument is generally treated as being received in exchange for the debt instrument. We intend to take the position, and the remainder of this discussion assumes, that the Early Tender Payment is treated as additional consideration for the Senior Secured Notes, in which case, that payment would be treated as part of the total consideration received in exchange for the Senior Secured Notes and treated as described below. It is possible, however, that the Early Tender Payment may be treated as interest or a separate fee that would be subject to tax as ordinary income rather than additional consideration for the Senior Secured Notes. U.S. Holders should consult their tax advisors as to the proper treatment of the Early Tender Payment.

Gain or Loss Realization.

A participating U.S. Holder will realize gain or loss on the Exchange in an amount equal to (i) the “issue price” of the Additional Senior Notes received in the Exchange (except to the extent received in respect of accrued and unpaid interest on the Senior Secured Notes, which will be taxable as described in “Accrued Interest,” below) minus (ii) such participating U.S. Holder’s adjusted tax basis in the Senior Secured Notes surrendered in the Exchange. The participating U.S. Holder’s adjusted tax basis in the Senior Secured Notes surrendered in the Exchange will be equal to the amount paid therefor, increased by any market discount previously taken into account and reduced (but not below zero) by (a) payments of any amounts treated as a return of pre-acquisition accrued interest with respect to the Senior Secured Notes and (b) any amortizable bond premium previously taken into account. The participating U.S. Holder will be required to include such realized gain or loss in gross income to the extent described in “Recapitalization Treatment,” below.

Issue Price of the Additional Senior Notes.

The Additional Senior Notes will constitute “additional notes” under the Senior Indenture governing the Existing Senior Notes. The Additional Senior Notes will vote together with the Existing Senior Notes as a single class under the Senior Indenture and will have the same terms as those of the Existing Senior Notes. The Existing Senior Notes were issued without original issue discount. Based on our expectations regarding the “issue price” of the

Additional Senior Notes (determined, for this purpose, in accordance with the following paragraph), and our belief that the Existing Senior Notes are “publicly traded” (as defined in the Treasury Regulations), we expect, and except where otherwise noted, the remainder of this discussion assumes, that the Additional Senior Notes will be fungible with the Existing Senior Notes for U.S. federal income tax purposes and the issue price of the Additional Senior Notes will be the same as the issue price of the Existing Senior Notes.

If the Additional Senior Notes were not treated as fungible with the Existing Senior Notes for U.S. federal income tax purposes, the issue price of the Additional Senior Notes would depend on whether the Additional Senior Notes or the Senior Secured Notes are deemed to be “publicly traded.” If the Additional Senior Notes are considered to be “publicly traded” property, as defined in the Treasury Regulations, the issue price of the Additional Senior Notes would be equal to their fair market value on the date of the Exchange. The Additional Senior Notes and the Senior Secured Notes will generally be considered to be publicly traded property if, at any time during the 31-day period ending 15 days after the date of the Exchange, there is (within the meaning of the Treasury Regulations) (i) a sales price for such notes, (ii) one or more firm quotes for such notes or (iii) one or more indicative quotes for such notes. We believe that the Senior Secured Notes are publicly traded within the meaning of applicable Treasury Regulations and that the Additional Senior Notes will likely be considered to be publicly traded for these purposes, and that the issue price of the Additional Senior Notes would be their fair market value on the date of the Exchange. We cannot be certain, however, that the IRS will agree with our position that the Senior Secured Notes are, and the Additional Senior Notes will be, publicly traded.

Recapitalization Treatment.

In order for the Exchange to qualify as a recapitalization, the Senior Secured Notes and Additional Senior Notes must both be treated as “securities” under the relevant provisions of the Code. The term “securities” is not defined in the Code or in applicable Treasury Regulations, and it has not been clearly defined by judicial decisions. The classification of a debt instrument as a security is a determination based on all facts and circumstances, including, but not limited to: (i) the term (i.e., duration) of the instrument, (ii) whether or not the instrument is secured, (iii) the degree of subordination of the debt instrument, (iv) the ratio of debt to equity of the issuer, and (v) the riskiness of the business of the issuer. Most authorities have held that the term to maturity of a debt instrument is one of the most significant factors in determining whether it qualifies as a security. A debt instrument with a term of more than ten years generally is treated as a security, whereas a debt instrument with a term of five years or less generally is not treated as a security. Because the term to maturity of both the Senior Secured Notes and the Additional Senior Notes exceeds five years, but is less than ten years, it is unclear whether they will qualify as “securities.” We intend to take the position that both the Senior Secured Notes and the Additional Senior Notes should be considered securities and the Exchange should qualify as a recapitalization.

Under such characterization, a participating U.S. Holder (i) will not recognize any loss on the Exchange and (ii) will not recognize any income on the Exchange, except (a) accrued but unpaid interest on the Senior Secured Notes, which should be taxable as ordinary interest income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes

(see “Payment for Accrued but Unpaid Interest,” below) and (b) the fair market value of the excess of the “principal amount” of the Additional Senior Notes received by the U.S. Holder in the Exchange over the “principal amount” of the Senior Secured Notes surrendered in the Exchange (the “Excess Principal Amount”) (but only to the extent of gain realized by the participating U.S. Holder on the Exchange, as described in “Gain or Loss Realization,” above). Although the term “principal amount” is not defined in the Code or Treasury Regulations, we expect to apply the relevant tax rules as if the definition were the amount payable at maturity other than interest, rather than referring instead to issue price concepts.

A participating U.S. Holder will take an initial tax basis in the Additional Senior Notes received in the Exchange in an amount equal to (i) the participating U.S. Holder’s adjusted tax basis in the Senior Secured Notes surrendered in the Exchange as of immediately prior to the Exchange, plus (ii) the amount of gain recognized by the participating U.S. Holder on the Exchange (as described in the preceding paragraph), plus (iii) the issue price of the Additional Senior Notes received in respect of accrued but unpaid interest on the Senior Secured Notes. The participating U.S. Holder will have a split holding period in the Additional Senior Notes received in the Exchange. The portion of the Additional Senior Notes pertaining to the Excess Principal Amount or received in respect of accrued but unpaid interest on the Senior Secured Notes will have a holding period that starts on the day after the Exchange. The remaining portion of the Additional Senior Notes will have a holding period (or holding periods) that reflects the holding period (or holding periods) of the Senior Secured Notes surrendered in the Exchange.

Our position that the Exchange will qualify as a tax-free recapitalization is not free from doubt, however, and it is possible that the IRS might assert that either the Senior Secured Notes or the Additional Senior Notes are not “securities” for U.S. federal income tax purposes, or that the Exchange otherwise fails to qualify as a tax-free recapitalization for U.S. federal income tax purposes. If the Exchange failed to qualify for treatment as a tax-free recapitalization, (i) a participating U.S. Holder generally would be required to include in gross income any gain or loss realized on the Exchange (as described in “Gain or Loss Realization,” above), (ii) the participating U.S. Holder’s adjusted tax basis in the Additional Senior Notes would equal their issue price, (iii) the participating U.S. Holder’s holding period in the Additional Senior Notes would begin on the day after the Exchange, and (iv) any gain or loss recognized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if the participating U.S. Holder’s holding period in the Senior Secured Notes at the time of the Exchange exceeds one year. Participating U.S. Holders are urged to consult their own tax advisors as to the amount and character of any gain or loss that they might recognize for U.S. federal income tax purposes if the Exchange were treated as a taxable exchange.

Market Discount.

If a participating U.S. Holder acquired Senior Secured Notes with market discount, any gain recognized by the participating U.S. Holder in the Exchange will be treated as ordinary income to the extent of the market discount accrued during the period that the participating U.S. Holder held the Senior Secured Notes, unless the participating U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. For these purposes, market discount is generally the excess, if any, of the sum of all amounts payable on a Senior Secured Note (other than in respect of QSI (as defined in “Ownership of Additional Senior Notes by U.S. Holders—Interest,” below)), including pre-acquisition accrued interest, over the participating U.S. Holder’s initial tax basis in the Senior Secured Note, if such excess equals or exceeds a de minimis amount. If the Exchange qualifies as a recapitalization, any accrued market discount not recognized on the Exchange will carry over to the Additional Senior Notes. A participating U.S. Holder that acquired a Senior Secured Note other than at original issuance should consult its tax advisor regarding the possible application of the market discount rules of the Code to a tender of Senior Secured Notes in the Exchange.

Accrued Interest.

Regardless of whether the Exchange qualifies as a recapitalization, Additional Senior Notes received in respect of accrued and unpaid interest on the Senior Secured Notes will be taxed as ordinary interest income to the extent not previously included in gross income for U.S. federal income tax purposes.

Medicare Contribution Tax on Unearned Income.

A 3.8% Medicare tax will generally be imposed on the “net investment income” of U.S. Holders that are individuals, estates and trusts. Net investment income includes, among other things, interest income not derived from the conduct of a nonpassive trade or business. Gain or income recognized on the Exchange is expected to constitute net investment income.

Tax Consequences to Participating Non-U.S. Holders

The Exchange.

Subject to the discussion under “Early Tender Payment,” below, a Non-U.S. Holder generally will not recognize any income or gain that a U.S. Holder would be required to recognize on the Exchange unless:

•	such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States, in which case such Non-U.S. Holder will be subject to tax as described “Ownership of Additional Senior Notes by Non-U.S. Holders—Effectively Connected Income,” below; or

•	such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the Exchange, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses).

Any amount received by a Non-U.S. Holder that is attributable to accrued and unpaid interest on a Senior Secured Note generally will be taxable in the same manner as described in “Ownership of Additional Senior Notes by Non-U.S. Holders—Interest Payments,” below.

Early Tender Payment.

As discussed in “Tax Consequences to Participating U.S. Holders—Early Tender Payment,” above, there is uncertainty regarding whether the Early Tender Payment is part of the amount realized from the exchange of the Senior Secured Notes, or is instead interest or a separate fee. In the case of a Non-U.S. Holder, if the Early Tender Payment were treated as interest or a separate fee, that amount could be subject to U.S. federal withholding tax. We intend to take the position that the Early Tender Payment is not subject to U.S. federal withholding tax. An applicable withholding agent may, however, disagree with this position. Non-U.S. Holders should consult their tax advisors regarding the treatment of the Early Tender Payment.

Ownership of Additional Senior Notes by U.S. Holders

Payments upon Change of Control or Other Circumstances.

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the Additional Senior Notes, or to pay the full principal amount of some or all of the Additional Senior Notes before their stated maturity date. These features of the Additional Senior Notes may implicate the provisions of the Treasury Regulations governing “contingent payment debt instruments.” A debt instrument is not subject to these provisions, however, if, at the date of its issuance, there is only a “remote” chance that contingencies affecting the instrument’s yield to maturity will occur. We believe that the likelihood that we will be obligated to make such payments in amounts or at times that affect the Additional Senior Notes’ yield to maturity is remote, and we do not intend to treat the Additional Senior Notes as contingent payment debt instruments. Our determination that the contingencies giving rise to such payments are remote is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. The remainder of this summary assumes that the Additional Senior Notes will not be subject to the Treasury Regulations governing contingent payment debt instruments.

Pre-Acquisition Accrued Interest.

A portion of the price paid for an Additional Senior Note may be allocable to interest that “accrued” prior to the date the Additional Senior Note is acquired, or “pre-acquisition accrued interest.” In that case, a portion of the first stated interest payment equal to the amount of pre-acquisition accrued interest should be treated as a nontaxable return of such pre-acquisition accrued interest to the U.S. Holder that reduces the U.S. Holder’s adjusted tax basis in the Additional Senior Note.

Interest.

Subject to the return of pre-acquisition accrued interest (see “Pre-Acquisition Accrued Interest,” above), qualified stated interest (“QSI”) on the Additional Senior Notes generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with such U.S. Holder’s method of tax accounting. We expect the regular interest payments made on the Additional Senior Notes to be treated as QSI. Generally, an interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Amortizable Bond Premium.

If a U.S. Holder’s initial tax basis in an Additional Senior Note (as described in “Tax Consequences to Participating U.S. Holders,” above) exceeds the sum of all amounts payable on the Additional Senior Note (other than in respect of QSI), including pre-acquisition accrued interest, the U.S. Holder may elect to treat the excess as amortizable bond premium. Because the Additional Senior Notes may be redeemed by us prior to maturity at a premium, special rules apply that may adversely affect the amount of premium that a U.S. Holder may amortize with respect to an Additional Senior Note. If a U.S. Holder makes this election, the U.S. Holder will reduce the amount required to be included in its income each year with respect to interest on its Additional Senior Note by the amount of amortizable bond premium allocable to that year based on a constant-yield method. A U.S. Holder may also make an election to include in income all interest that accrues on an Additional Senior Note (including QSI, as adjusted by any amortizable bond premium) in accordance with a constant-yield method based on the compounding of interest (a “constant-yield election”). The election to amortize bond premium (including a deemed election resulting from a constant-yield election), once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If a U.S. Holder does not make either of these elections, it will be required to include in gross income the full amount of interest on the Additional Senior Note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the Additional Senior Note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the Additional Senior Note. U.S. Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on an Additional Senior Note.

Market Discount.

If the Exchange qualifies as a tax-free recapitalization and a U.S. Holder’s initial basis in an Additional Senior Note (as described in “Tax Consequences to Participating U.S. Holders,” above) is less than the sum of all amounts payable on the Additional Senior Note (other than in respect of QSI), including pre-acquisition accrued interest, the amount of the difference will be treated as market discount for U.S. federal income tax purposes. The amount of any market discount will generally be disregarded if it is less than a de minimis amount.

Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale exchange, redemption or other disposition of, an Additional Senior Note as ordinary income to the extent of any market discount that has not previously been included in income. If a U.S. Holder disposes of an Additional Senior Note in a nontaxable transaction (other than certain specified nonrecognition transactions), the U.S. Holder will be required to include any accrued market discount as ordinary income as if the U.S. Holder had sold the Additional Senior Note at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Additional Senior Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Additional Senior Note.

As described in “Tax Consequences to Participating U.S. Holders—Market Discount,” above, any accrued market discount with respect to a Senior Secured Note that is not recognized on the Exchange will carry over to the Additional Senior Note received in exchange therefor.

Sale or Other Taxable Disposition of the Additional Senior Notes.

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an Additional Senior Note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the Additional Senior Note at the time of disposition. A U.S. Holder’s adjusted tax basis in an Additional Senior Note will generally be such U.S. Holder’s initial tax basis in the Additional Senior Note (as described in “Tax Consequences to Participating U.S. Holders,” above), increased by any market discount previously taken into account and reduced (but not below zero) by (i) payments of any amounts treated as a return of pre-acquisition accrued interest with respect to the Additional Senior Note and (ii) any amortized bond premium previously taken into account. This gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Additional Senior Note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of noncorporate U.S. Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax on Unearned Income.

As discussed in “Tax Consequences to Participating U.S. Holders—Medicare Contribution Tax on Unearned Income,” above, noncorporate U.S. Holders are generally subject to a 3.8% Medicare tax “net investment income.” Payments of interest on the Additional Senior Notes and gain from the sale or other taxable disposition of the Additional Senior Notes are expected to constitute net investment income.

Ownership of Additional Senior Notes by Non-U.S. Holders

Interest Payments.

Subject to the discussion below concerning effectively connected income and backup withholding, interest paid to a Non-U.S. Holder on an Additional Senior Note generally will not be subject to U.S. federal income tax or withholding tax, provided that such Non-U.S. Holder meets the following requirements:

•	Such Non-U.S. Holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of our stock entitled to vote.

•	Such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through equity ownership.

•	Such Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

•	Such Non-U.S. Holder provides a properly completed IRS Form W-8BEN certifying its non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (i) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty, or (ii) such interest is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI.

Sale or Other Taxable Disposition of the Additional Senior Notes.

Subject to the discussion in “Information Reporting and Backup Withholding—Non-U.S. Holders” below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of a note unless:

•	such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such Non-U.S. Holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•	such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States, in which case such Non-U.S. Holder will be subject to tax as described below under “Effectively Connected Income.”

Effectively Connected Income.

If interest or gain from a disposition of the Additional Senior Notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, such Non-U.S. Holder will generally be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. The interest or gain in respect of the Additional Senior Notes would be exempt from U.S. withholding tax if such Non-U.S. Holder claims the exemption by providing a properly completed IRS Form W-8ECI. In addition, if such Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

U.S. Holders.

Information reporting requirements will generally apply to U.S. Holders that are not exempt recipients, such as corporations, with respect to the Exchange and certain payments of interest on the Additional Senior Notes and the proceeds of disposition (including a retirement or redemption of an Additional Senior Note). In addition, a U.S. Holder other than certain exempt recipients may be subject to “backup withholding” on the Exchange and the receipt of certain payments on the Additional Senior Notes if such U.S. Holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders.

Unless certain exceptions apply, we or another withholding agent must report to the IRS and to a Non-U.S. Holder any payments to such Non-U.S. Holder in respect of payments of interest during the taxable year. Under current U.S. federal income tax law, backup withholding will not apply to payments of interest by us or our paying agent on a note to a Non-United States Holder, if such Non-U.S. Holder provides us with a properly completed IRS Form W-8BEN or W-8ECI, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person.

Payments pursuant to the Offer or the sale, exchange or other disposition of Additional Senior Notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, generally will not be subject to information reporting and backup withholding. However, information reporting may apply if the foreign broker has certain connections to the United States, unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker generally will not be subject to backup withholding, but generally are subject to information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Payments to or through a U.S. office of a broker, however, generally are subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

Tax Consequences to Non-Participating Holders

U.S. Holders.

The U.S. federal income tax consequences to a U.S. Holder of the adoption of the Amendments will depend in part upon whether the adoption of the Amendments results in a “significant modification” of the Senior Secured Notes and thus a deemed exchange of the Senior Secured Notes for new Senior Secured Notes with respect to which gain (but not loss) may be recognized. As discussed in “Tax Consequences to Participating U.S. Holders—Significant Modification,” above, under applicable Treasury Regulations, the modification of a debt instrument is a “significant modification” if, based on all the facts and circumstances (and, subject to certain exceptions, taking into account all modifications of the debt instrument collectively), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” A modification of a debt instrument that is not a significant modification does not result in a deemed exchange.

The Company intends to take the position that the adoption of the Amendments does not result in a significant modification. Based on this position, a U.S. Holder (i) will not recognize any gain or loss with respect to a deemed exchange of the Senior Secured Notes as a result of the adoption of the Amendments and (ii) will continue to have the same tax basis, holding period and accrued market discount (if any) with respect to the Senior Secured Notes as it had immediately prior to the adoption of the Amendments.

U.S. Holders are encouraged to consult their tax advisors regarding the risk that adoption of the Amendments constitutes a significant modification for U.S. federal income tax purposes, the tax consequences if the adoption of the Amendments were to be treated as a deemed exchange, and the tax consequences of holding the Senior Secured Notes after the adoption of the Amendments.

Non-U.S. Holders.

Non-U.S. Holders will generally not be subject to U.S. federal income tax, regardless of whether the adoption of the Amendments results in a deemed exchange of Senior Secured Notes for new Senior Secured Notes. Non-U.S. Holders are encouraged to consult their tax advisors regarding the risk that adoption of the Amendments constitutes a significant modification for U.S. federal income tax purposes, the tax consequences if the adoption of the Amendments were to be treated as a deemed exchange, and the tax consequences of holding the Senior Secured Notes after the adoption of the Amendments.

Exhibit 99.4

HARBINGER GROUP INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

[FORM OF] FIRST SUPPLEMENTAL INDENTURE

Dated as of May [    ], 2014

to

INDENTURE

Dated as of December 24, 2012

Between

HARBINGER GROUP INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

7.875% Senior Secured Notes Due 2019

[FORM OF] FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May [    ], 2014, by and between HARBINGER GROUP INC., a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”) under the Indenture (as defined below). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company executed and delivered to the Trustee an Indenture, dated as of December 24, 2012, by and between the Company and the Trustee, pursuant to which the Company’s 7.875% Senior Secured Notes Due 2019 (the “Notes”) were issued (the “Indenture”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, the Notes);

WHEREAS, the Company distributed a consent solicitation statement dated May 9, 2014 the “Statement”), in order to, among other things, subject to the terms and conditions set forth in the Statement, solicit consents from Holders to certain amendments to the Indenture and the Notes (the “Consent Solicitation”);

WHEREAS, in connection with the Consent Solicitation, the Company has commenced an exchange offer (the “Exchange Offer”) of up to $350,000,000 aggregate principal amount of its 7.750% Senior Notes due 2022 for a portion of outstanding Notes;

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this First Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company and the Trustee are authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01 Amendments to Definitions. The definition of “Consolidated Net Income” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (or loss) of any Person that is not a Guarantor, provided, however, that dividends or other distributions actually paid in cash to the Company or any of the Guarantors by such Person during such period shall be included;

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(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net after-tax gains or losses attributable to or associated with the extinguishment of Debt or Hedging Agreements;

(4) the cumulative effect of a change in accounting principles;

(5) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;

(6) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;

(7) any expenses or charges related to any issuance of Equity Interests, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Debt (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, including any such expenses or charges attributable to the issuance and sale of the Notes and the consummation of the exchange offer pursuant to the Registration Rights Agreement;

(8) any expenses or reserves for liabilities to the extent that the Company or any Subsidiary of the Company is entitled to indemnification therefor under binding agreements; provided that any liabilities for which the Company or such Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Company or such Subsidiary will not be indemnified;

(9) to the extent specifically included in the unconsolidated Statement of Operations of the Company, (a) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded (until realized, at which time such gains or losses shall be included); and (b) unrealized gains and losses with respect to hedging obligations for currency exchange risk shall be excluded (until realized, at which time such gains or losses shall be included); and

(10) to the extent specifically included in the unconsolidated Statement of Operations of the Company, any charges resulting from the application of FASB ASC 350, Intangibles—Goodwill and Other, ASC 815, Accounting for Derivative Instruments and Hedging Activities, Accounting Standards Codification Topic 360-10-35-15, Impairment or Disposal of Long-Lived Assets, Accounting Standards Codification Topic 480-10-25-4, Distinguishing Liabilities from Equity—Overall Recognition, or Accounting Standards Codification Topic 820 Fair Value Measurements and Disclosures, the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 Debt—Debt with Conversion Options—Recognition, and any non-cash income tax expense that results from the inability to include deferred tax liabilities related to indefinite lived intangible assets as future reversals of temporary differences under FASB ASC 740-10-30-18, non-cash charges arising from the springing maturity feature of any Debt, and restructuring and related charges and acquisition and related integration charges.

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SECTION 1.02 Amendments to Restricted Payments Covenant. Section 4.07 of the Indenture is hereby amended as follows:

(a) Section 4.07(a) of the Indenture is hereby amended and restated in its entirety as follows:

(a) The Company will not, and, to the extent within the Company’s control, will not permit any of its Subsidiaries (including any Guarantor) to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

(i) declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Subsidiaries;

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company held by Persons other than the Company or any of its Subsidiaries;

(iii) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt of the Company or any Guarantor except a payment of interest or principal at Stated Maturity; or

(iv) make any Investment in any direct or indirect parent of the Company;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) no Default has occurred and is continuing,

(2) the Company could Incur at least $1.00 of Debt under paragraph (b)(1) of Section 4.06, and

(3) the aggregate amount expended for all Restricted Payments made on or after the January 21, 2014 would not, subject to paragraph (c), exceed the sum of

(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning with the first fiscal quarter commencing after the January 21, 2014 and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B) subject to paragraph (c), the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company (other than from a Subsidiary) after the January 21, 2014

(i) from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, or

(ii) as a contribution to its common equity (other than Equity Interests sold to a Subsidiary), plus

(C) $30,000,000.

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The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Company’s Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution.

(b) Section 4.07(b)(6) of the Indenture is hereby amended and restated in its entirety as follows:

(6) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any fiscal year, commencing with the fiscal year during which the Issue Date occurred, does not exceed an aggregate amount equal to the sum of (x) $25,000,000 and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (6) in prior fiscal years commencing with the fiscal year during which the Issue Date occurred, provided that no more than $50,000,000 may be carried forward from a fiscal year to the next succeeding fiscal year such that the aggregate amount of cash consideration paid pursuant to this clause (6) in any fiscal year shall not exceed $50,000,000;

(c) The following subsection is hereby inserted into Section 4.07(b) of the Indenture in numerical order:

(14) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company in an aggregate amount not to exceed $100,000,000.

(d) Section 4.07(c) of the Indenture is hereby amended and restated in its entirety as follows:

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4) or (5) of paragraph (b). Restricted Payments permitted pursuant to clauses (2) through (9), (11), (12) and (14) will not be included in making the calculations under clause (3) of paragraph (a).

(d) Section 4.07(d) of the Indenture is hereby amended and restated in its entirety as follows:

(d) For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) above, or is entitled to be incurred pursuant to paragraph (a) of this Section 4.07, the Company will be entitled to divide, classify or re-classify (based on circumstances existing at the time of such re-classification) such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07 and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the paragraph (a) of this Section 4.07.

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ARTICLE TWO

MISCELLANEOUS

SECTION 2.01 Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this First Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this First Supplemental Indenture.

SECTION 2.02 Effectiveness. The provisions of this First Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this First Supplemental Indenture shall become operative only at such time as Notes validly tendered (and not validly withdrawn), as of the Exchange Offer’s early tender deadline and subject to pro ration as described in the Statement, are accepted for exchange by the Company pursuant to the Exchange Offer, with the result that the amendments to the Indenture effective by this First Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.

SECTION 2.02 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

SECTION 2.03 No Representations by Trustee. The Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

SECTION 2.04 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall constitute but one and the same instrument.

SECTION 2.05 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes issued thereunder are in all respects ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture is executed as, and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date hereof.

HARBINGER GROUP INC. as Issuer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

Any questions or requests for assistance or additional copies of this Offering Memorandum or the Letter of Transmittal may be directed to the Information and Exchange Agent at the telephone numbers and address listed below. Holders may also contact their custodian bank, broker, dealer, trust company or other nominee for assistance.

The Information and Exchange Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

All other call toll-free: (800) 431-9633

Email: hrg@dfking.com

By Facsimile (for Eligible Institutions only):

(212) 709-3328

Confirmation:

(212) 493-6940

Attn: Krystal Scrudato